AGREEMENT AND PLAN OF REORGANIZATION

by and among

STONE CITY BANCSHARES, INC.
an Indiana corporation,

and

GERMAN AMERICAN BANCORP,
an Indiana corporation,

And joined in by the Shareholders of Stone City Bancshares, Inc.

October 25, 2005

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ii

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made October 25, 2005, by and between STONE CITY BANCSHARES, INC., an Indiana corporation ("Stone City") and GERMAN AMERICAN BANCORP, an Indiana corporation ("German American"), and has been joined in, solely for the purposes of making the representations and warranties set forth in Article VIII hereof, by the persons who have signed this Agreement as shareholders of Stone City (the "Shareholders").

Recitals

A.           Stone City is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Stone City owns all of the outstanding capital stock of Stone City Bank of Bedford, Indiana ("Stone City Bank"), a corporation duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA").

B.           German American is a corporation duly organized and existing under the IBCL that is duly registered as a bank holding company under the BHC Act.

C.           The parties desire to effect a merger transaction whereby, in consideration of the issuance by German American of German American Common Shares (which, together with the accompanying preferred share purchase rights, is hereafter referred to as the "German American Common") and the payment by German American of cash to the stockholders of Stone City (the "Shareholders") in exchange for their shares of common stock of Stone City ("Stone City Common"), Stone City will be merged with and into German American with German American surviving.

D.           The parties intend for the merger to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended, for this agreement to constitute a plan or reorganization with the meaning of Treasury Regulation 1.368-1(c), and for the issuance, offer and sale of the German American Common pursuant to this Agreement to be exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 506 promulgated thereunder, and agree to cooperate and take such actions as may be reasonably necessary to assure such results.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, German American and Stone City (and the Shareholders, solely as to Article VIII hereof) agree as follows:

Article I.

TERMS OF THE MERGER & CLOSING

Section 1.1.       The Merger. Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by this reference (the "Plan of Merger"), Stone City shall merge with and into German American with German American surviving (the "Merger"). Stone City shall be the "Merging Company" in the Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Merger. German American shall be the "Surviving Company" in the Merger, and its name shall not be changed pursuant to the Merger.

                Section 1.2.         Effect of the Merger. The Merger shall have all the effects provided by the IBCL.

                Section 1.3.        The Merger – Conversion of Shares.

(a)          At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of Stone City Common that shall then be issued and outstanding shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive, in the aggregate, (i) newly-issued shares of German American Common (in amounts to be determined pursuant to this Section 1.3) (the "Stock Consideration") and (ii) cash in the aggregate amount of $6,400,000, subject to possible downward adjustment as set forth in the next sentence and in Section 1.3(i) (the "Cash Consideration," and, together with the Stock Consideration, the "Merger Consideration"). The Cash Consideration shall be decreased by an amount equal to the amount by which $5,500,000 exceeds the Projected Effective Time Book Value (as defined in Section 4.7) of Stone City. In the event that the Projected Effective Time Book Value of Stone City is equal to or exceeds $5,500,000 at such date, there shall be no adjustment to the Cash Consideration on account of the preceding sentence.

(b)          The Merger Consideration shall be allocated according to the provisions of this Section 1.3(b):

(i)           Election Rights of Holders of Stone City Common Shares. Subject to the provisions of this Section 1.3, each share of Stone City Common, other than shares canceled pursuant to Section 1.3(f), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) the number of shares of German American Common provided for by Section 1.3(b)(ii), (B) the amount of cash, without interest, provided for by Section 1.3(b)(iii), or (C) a combination of cash and German American Common determined in accordance with this Section (the "Mixed Consideration"). Elections among cash and German American Common shall be timely made on a form specified by German American for that purpose (a "Form of Election") in accordance with this Section 1.3.

(ii)          Stock Election. Subject to this Section 1.3(b)(ii), each record holder of Stone City Common immediately prior to the Effective Time shall be entitled to elect to receive (a "Stock Election") for each of such holder's shares of Stone City Common that number of shares of German American Common that shall be computed pursuant to this Section 1.3(b)(ii) (such number, as so computed, being referred to hereafter as the "Exchange Ratio"). The Exchange Ratio shall be equal to the quotient (carried to the

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fourth figure past the decimal point) that is derived by dividing (A) a numerator of $4,600,000 by (B) a denominator equal to the product of multiplying (1) the Stock Election Number (as defined and determined below) by (2) the average, during the 15 trading days ending on the second trading day preceding the Closing Date (as defined by Section 1.6 hereof) (the "Valuation Period") of the daily NASDAQ Official Closing Prices of German American Common as reported by the NASDAQ National Market System (such average being hereafter referred to as the "GABC Market Value"); provided, however, that if the GABC Market Value as so determined would otherwise be (x) less than $12.50, then the GABC Market Value shall be deemed to be $12.50 (unless German American, after its receipt of notice from Stone City given pursuant to Section 6.3 hereof, specifies a lower GABC Market Value that is acceptable to Stone City, in which event such lower figure shall be the GABC Market Value) or (y) more than $15.20, then the GABC Market Value shall be deemed to be $15.20 (unless Stone City, after its receipt of notice from German American given pursuant to Section 6.3 hereof, specifies a higher GABC Market Value that is acceptable to German American, in which event such higher figure shall be the GABC Market Value). The maximum and minimum figures for the GABC Market Value shall be subject to adjustment in accordance with the provisions of Section 1.3(h) of this Agreement. Notwithstanding the foregoing, the aggregate number of shares of Stone City Common that may be converted into the right to receive German American Common in the Merger (the "Stock Election Number") shall be exactly 325, unless a greater number is determined by operation of Section 1.3(i) in which event such greater number shall be deemed the "Stock Election Number" for purposes of this Agreement. If the aggregate number of shares of Stone City Common covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, then each Stock Election Share shall be converted into the right to receive (A) an adjusted number of shares of German American Common (as so adjusted, the "Adjusted Exchange Ratio"), equal to the product of (1) the Exchange Ratio, and (2) a fraction, carried to four places past the decimal point, the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares and (B) an amount of cash, without interest, equal to the amount by which (1) the product of the GABC Market Value and the Exchange Ratio exceeds (2) the product of the GABC Market Value and the Modified Exchange Ratio.

(iii)         Cash Election. Subject to this Section 1.3(b)(iii), each record holder of Stone City Common immediately prior to the Effective Time shall be entitled to elect to receive cash, without interest (a "Cash Election"), in an amount equal to $14,222.22 per share of Stone City Common (except that, if $5,500,000 exceeds the Projected Effective Time Book Value (as defined in Section 4.7) of Stone City, then the per share amount shall be reduced by the quotient derived by dividing the amount of such excess by 450) (such per share amount, as it may be reduced pursuant to this sentence, is hereafter referred to as the "Per Share Cash Amount"). Notwithstanding the foregoing, the aggregate number of shares of Stone City Common that may be converted into the right to receive Cash Consideration in the Merger (the "Cash Election Number") shall be exactly 450, unless a lesser number is determined by operation of Section 1.3(i), in which event such lesser number shall be deemed the "Cash Election Number" for purposes of this Agreement. If the aggregate number of shares of Stone City Common covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, then

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each Cash Election Share shall be converted into the right to receive (A) an adjusted amount in cash, without interest (as so adjusted, the "Adjusted Per Share Cash Amount"), equal to the product of (1) the Per Share Cash Amount, and (2) a fraction, carried to four places past the decimal point, the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (B) a number of shares of German American Common, carried to the fourth figure past the decimal point, equal in value (based on the GABC Market Value) to the amount by which the Per Share Cash Amount exceeds the Adjusted Per Share Cash Amount.

(iv)         Mixed Election. Subject to the immediately following sentence, each record holder of Stone City Common immediately prior to the Effective Time shall be entitled to elect to receive German American Common for part of such holder's Stone City Common and cash for the remaining part of such holder's Stone City Common (the "Mixed Election" and, collectively with the Stock Election and the Cash Election, the "Election"). Notwithstanding the foregoing, the aggregate number of shares of Stone City Common that may be converted into the right to receive the Per Share Cash Amount shall be fixed at the Cash Election Number and the aggregate number of shares of Stone City Common that may be converted into the right to receive German American Common at the Exchange Ratio shall be fixed at the Stock Election Number. Mixed Elections shall be made on a Form of Election. With respect to each holder of Stone City Common who makes a Mixed Election, the Stone City Common that such holder elects to be converted into the right to receive the Per Share Cash Amount shall be treated as Cash Election Shares for purposes of the provisions contained in Section 1.3(b)(iii), and the Stone City Common such holder elects to be converted into the right to receive German American Common Shares shall be treated as Stone City Common with respect to which Stock Elections are made for purposes of the provisions contained in Section 1.3(b)(ii).

(v)          Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted by 5:00 p.m., local time, on the last business day before the Closing Date (the "Election Deadline") to German American's Exchange Agent (as defined by Section 1.5) and accompanied by the certificate or certificates (the "Certificates") representing the Stone City Common as to which the election is being made (or by an appropriate guarantee of delivery of such Certificates signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election. German American shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of German American (or the Exchange Agent) in such matters shall be conclusive and binding. Neither German American nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also

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make all computations contemplated by this Section 1.3, and all such computations shall be conclusive and binding on the holders of Stone City Common.

(vi)         Deemed Mixed Election. If (A) the Exchange Agent does not receive prior to the Election Deadline a Form of Election from a holder of Stone City Common with respect to any or all of such holder's shares, or (B) German American or the Exchange Agent shall determine that any purported Election was not properly made, the shares as to which no Form of Election has been timely received or that are subject to such improperly made Election shall be treated for purposes of this Section 1.3 as if such holder elected to make a Mixed Election to receive German American Common and cash in amounts which are equal to such holder's pro rata share of the total number of shares of German American Common and the total amount of the Cash Consideration paid to all holders of Stone City Common pursuant to this Section 1.3.

(vii)       Distribution of Forms of Election. German American and Stone City shall each use all reasonable best efforts to cause copies of the Form of Election to be mailed to the record holders of the Stone City Common not less than fifteen (15) business days prior to the Closing Date.

(c)          The shares of German American issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

(d)          At the Effective Time, the shares of common stock of Stone City Bank issued and outstanding immediately prior to the Effective Time shall be deemed unchanged by the Merger and shall be deemed owned by the Surviving Company.

(e)          No fractional shares of German American Common shall be issued and, in lieu thereof, any Shareholder who would otherwise be entitled to a fractional share interest (after taking into account all shares of Stone City Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the GABC Market Value.

(f)           At the Effective Time, each share of Stone City Common, if any, held in the treasury of Stone City or by any direct or indirect subsidiary of Stone City (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g)          At the Effective Time, all of the outstanding shares of Stone City Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Stone City Common shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, either (i) certificates for the shares of German American Common, or (ii) the cash payment to which such holder is entitled, or (iii) both such certificates and such cash

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payment, upon the surrender of such Certificate or Certificates in accordance with Section 1.5.

(h)          If (i) German American shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the German American Common or shall subdivide, split up, reclassify or combine the German American Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Stock Consideration and the Exchange Ratio.

(i)           The parties to this Agreement intend that the transactions contemplated herein be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, notwithstanding any other provision contained in this Agreement, if the aggregate amount of German American Common provided to the Shareholders is not sufficient to satisfy the "continuity of interest" requirement set forth in Section 1.368-1(e) of the Treasury Regulations (which generally would require that at least forty percent (40%) of the aggregate amounts paid to the Shareholders in connection with the Merger consist of German American Common), then the amount of the Cash Consideration and the Stock Consideration each shall be adjusted in a manner sufficient to satisfy the aforementioned requirement under the Treasury Regulations; provided, however, that the aggregate amount of the consideration provided to the Shareholders shall not be increased as the result of such adjustment. All determinations and adjustments, if any, that may be required under this paragraph shall be made by German American in its sole discretion; provided, however, that no determination or adjustment made by German American pursuant to this Section 1.3(i) will be binding upon Stone City without Stone City's prior written consent, which consent shall not unreasonably be withheld. Stone City acknowledges that actions taken pursuant to this Section 1.3(i) shall not provide the basis for any obligation for German American to pay a Break-up Fee pursuant to Article VII.

Section 1.4.       The Closing. The closing of the Merger (the "Closing") shall take place on the Closing Date described in Section 1.6 of this Agreement, and at such time and at such place as the parties may determine.

                  Section 1.5.      Exchange Procedures; Surrender of Certificates.

(a)          German American shall appoint an exchange agent for the Merger. German American may appoint a third party or itself to act as exchange agent in the Merger (either such third party or German American, as applicable, is referred to herein as the "Exchange Agent").

(b)          At least fifteen (15) business days before the Closing Date, the Exchange Agent shall provide to each of the Shareholders, together with the Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the

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Merger Consideration. Provided that such Shareholder has surrendered to the Exchange Agent at least one business days prior to the Closing Date his or her Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to each of the Shareholders at the Closing the applicable aggregate amount and type of Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates if the Merger Consideration is not paid on the Closing Date due to delay in the surrender of required documentation to the Exchange Agent. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the expense of the Shareholder in the event that such Shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.

(c)          No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

Section 1.6.       The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Section 6.1(d) and Section 6.2(d) is satisfied or waived by the appropriate party, or on such later or earlier date as Stone City and German American may agree (the "Closing Date"). If the Closing occurs during December 2005, the parties shall use their best efforts to hold the Closing on December 29, 2005. The parties shall use their best efforts to cause the Effective Time of the Merger to be as of January 1, 2006; provided, however, that if the Closing Date is later than January 1, 2006, the parties will use their best efforts to cause the Effective Time of the Merger to be as of the first day of the calendar month that follows the month in which the Closing occurs.

Section 1.7.	Actions At Closing.
(a)	At the Closing, Stone City shall deliver to German American:

(i)           a certified copy of the Articles of Incorporation and Bylaws of Stone City, as amended, and a certified copy of the Articles of Incorporation and Bylaws of Stone City Bank, as amended;

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(ii)          a certificate signed by the chief executive officer of Stone City stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article II hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) Stone City has performed and complied in all material respects, unless waived by German American, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

(iii)         certified copies of the resolutions of Stone City's Board of Directors, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Merger;

(iv)         a certificate of the Indiana Secretary of State, dated a recent date, stating that Stone City and Stone City Bank are duly organized and exist under the IBCL and IFIA, respectively; and

(v)          the legal opinion of Jenkens & Gilchrist, counsel for Stone City, to the effect set forth as Exhibit 1.8(a)(v).

(b)	At the Closing, German American shall deliver to Stone City:

(i)           a certificate signed by the Chief Executive Officer of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) German American has performed and complied in all material respects, unless waived by Stone City, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii)          a certified copy of the resolutions of German American's Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Merger;

(iii)        the legal opinion of Ice Miller, counsel for German American, in the form attached hereto as Exhibit 1.8(b)(iii); and

(iv)         certificates of the Indiana Secretary of State, dated a recent date, stating that German American exists under the IBCL.

(c)          At the Closing, German American shall cause the Exchange Agent (subject to the prior acceptance for filing under the IBCL by the Indiana Secretary of State of the Articles of Merger) to deliver to those of the Shareholders who are present at the Closing (in person or by representative) and who shall have timely delivered their Certificates, Letters of Transmittal and other required documents to the Exchange Agent as contemplated by Section 1.5, certificates representing shares of German American Common, and/or checks payable to such Shareholders, representing the Merger

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Consideration to which such Shareholders are entitled. All such German American certificates and checks shall be dated as of the date of the Effective Time (if later than the Closing Date).

(d)          At the Closing, German American and Stone City shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Merger, including the presentation of Articles of Merger (including the Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL, accompanied by the appropriate fee.

Article II.

REPRESENTATIONS AND WARRANTIES OF STONE CITY

Stone City hereby makes the following representations and warranties to German American:

Section 2.1.	Organization and Capital Stock.

(a)          Stone City is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)          Stone City Bank is a corporation duly organized and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(c)          Stone City has authorized capital stock of 1,000 shares of Stone City Common, no par value, of which, as of the date of this Agreement, 775 shares are issued and outstanding. All such shares of Stone City Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Stone City Common has been issued in violation of any preemptive rights of the current or past shareholders of Stone City or in violation of any applicable federal or state securities laws or regulations.

(d)          Stone City Bank has authorized capital stock of 120,000 shares of common stock, $10.00 par value, all of which shares are issued and outstanding ("Stone City Bank Common"). All of such shares of Stone City Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable except to the extent such shares may be deemed assessable under 12 U.S.C. Section 1831o. None of the outstanding shares of Stone City Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of Stone City Bank or in violation of any applicable federal or state securities laws or regulations.

(e)          There are no shares of capital stock or other equity securities of Stone City or Stone City Bank authorized, issued or outstanding and there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever

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relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Stone City or Stone City Bank, or contracts, commitments, understandings or arrangements by which Stone City or Stone City Bank are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(f)           Except as otherwise disclosed in a confidential writing delivered by Stone City to German American concurrently with the execution of this Agreement (the "Disclosure Schedule"), each of the Shareholders owns, beneficially and of record, good and valid title to the number of shares of Stone City Common listed on Schedule 2.01(f), free and clear of any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing. Except for this Agreement or as disclosed in the Disclosure Schedule, none of the Shareholders is a party to any contracts, commitments, understandings or arrangements, whether with or among each other or with any third party, pursuant to which any other person has any option, warrant, right to subscribe for, voting right, proxy, call, put, or other right of any character whatsoever relating to his or her shares of Stone City Common, and any such contracts, commitments, understandings or arrangements that may exist as of the date of this Agreement (as disclosed in the Disclosure Schedule) will be terminated or otherwise be of no further force and effect as of the Effective Time.

Section 2.2.       Authorization; No Defaults. The Boards of Directors of Stone City has, by all appropriate action, approved this Agreement, the Plan of Merger and the Merger, and have authorized the execution of this Agreement and the Plan of Merger on their behalf by their duly authorized officers and the performance by Stone City and Stone City Bank of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Stone City, as amended, or the Articles of Incorporation or Bylaws of Stone City Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Stone City or Stone City Bank is bound or subject, would prohibit Stone City from consummating, or would be violated or breached by Stone City's consummation of, this Agreement, the Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Stone City and constitutes a legal, valid and binding obligation of Stone City, enforceable against Stone City in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken, are required by law to be taken by Stone City to authorize the execution, delivery and performance, of this Agreement. Neither Stone City nor Stone City Bank is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

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Section 2.3.       Subsidiaries. Except as disclosed on the Disclosure Schedule, and except for the ownership by Stone City of all the capital stock of Stone City Bank, to the knowledge of Stone City, neither Stone City nor Stone City Bank has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

Section 2.4.	Financial Information.

(a)          Stone City has furnished to German American the consolidated balance sheets of Stone City as of December 31, 2003 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, together with the unqualified opinion thereon of Sallee & Company, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Stone City in all material respects as of the dates and for the periods indicated. Stone City has also furnished to German American a consolidated balance sheet of Stone City (unaudited) as of June 30, 2005, without footnote disclosures (the "June 30 Balance Sheet"), which June 30 Balance Sheet was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that such June 30 Balance Sheet does not include required footnote disclosures), and fairly presents the consolidated financial position of Stone City in all material respects as of June 30, 2005.

(b)          Stone City has furnished to German American Stone City Bank's Consolidated Reports of Condition and Income as filed with the Federal Deposit Insurance Corporation ("FDIC") for the year ended December 31, 2004 and the periods ended March 31, 2005, and June 30, 2005 (the "Call Reports"). The Call Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Stone City Bank in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which were material. The Call Reports and the consolidated financial statements of Stone City described in Section 2.4(a) are hereinafter referred to as the "Stone City Financial Statements."

(c)          Neither Stone City nor Stone City Bank has any material liability, fixed or contingent, except to the extent set forth in the Stone City Financial Statements or incurred in the ordinary course of business since December 31, 2004.

(d)          Stone City does not engage in the lending business (except by and through Stone City Bank) or any other business or activity other than that which is incident to its ownership of all the capital stock of Stone City Bank, the ownership of certain branch real estate that is leased to Stone City Bank, and the ownership of certain investments and certain life insurance on the life of one of its officers, and to the knowledge of Stone City and, except as disclosed on Schedule 2.04(d), does not own any investment securities (except the capital stock of Stone City Bank). A schedule of the assets of Stone City (parent company) (other than the capital stock of Stone City Bank) and of their respective

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book values is attached as Schedule 2.04(d), which Schedule 2.04(d) sets forth each asset and its value with particularity (except the assets associated with the Stone City Bank branch owned by Stone City may be aggregated into the categories of Land, Building and Equipment).

Section 2.5.       Absence of Changes. Since December 31, 2004, there has not been any material adverse change in the financial condition, the results of operations or the business of Stone City or Stone City Bank, taken as a whole.

Section 2.6.       Absence of Agreements with Banking Authorities. Except as disclosed in the Disclosure Schedule, neither Stone City nor Stone City Bank is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the DFI.

Section 2.7.	Tax Matters.
(a)	The following definitions shall apply for purposes of this Section 2.7:

(i)           "Signing Date" means the date on which the parties enter into this Agreement.

(ii)          "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, social security (or similar), excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any governmental entity or Tax Authority.

(iii)        "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

(iv)         "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any governmental entity or Tax Authority, in connection with the determination, assessment,

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reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

(v)          "Transfer Tax" or "Transfer Taxes" means any and all sales, use, transfer, stamp, documentary, gains and other similar Taxes, and any transfer, recording or similar fees and charges, imposed in connection with the consummation of the transactions contemplated by this Agreement.

(b)          Stone City has timely filed all Tax Returns that it was required to file with respect to all Tax periods that have ended on or before the Signing Date and all such Tax Returns are true, correct and complete in all material respects.

(c)          All Taxes that are due and payable by Stone City with respect to all Tax periods that end on or before the Signing Date have been paid. All Taxes that were accrued as of June 30, 2005, for any Tax period that ended before that date, but were not then due and payable, and all Taxes with respect to any Tax period that began before June 30, 2005, and ends or ended thereafter, to the extent such Taxes were attributable to the portion of such period ending on June 30, 2005, are reflected as liabilities on the June 30, 2005 Balance Sheet (except to the extent any such Taxes are reflected in the reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(d)          Stone City has not requested any extension of time within which to file any Tax Return that is currently pending or has been granted and is currently in effect. Stone City has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency.

(e)          There are no liens for Taxes upon the assets of Stone City except liens for current Taxes not yet due and payable.

(f)           Stone City has withheld Taxes required to be withheld under all applicable Tax laws, including withholding with respect to sales and use taxes and compensation paid to any employee, independent contractor, creditor or Shareholder or other third-party and the amounts withheld have been properly and timely paid over to the appropriate Tax Authorities. Stone City has not received any notice (written or oral) from the Internal Revenue Service or any other Tax Authority indicating that it would be required to backup withhold pursuant to Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable provision of state Tax law with respect to the payments made by the Company to the Shareholders in transactions that are a part of or specifically contemplated by this Agreement.

(g)          There is no material dispute or claim concerning any Tax liability of Stone City either (1) claimed or raised by any authority in writing or (2) as to which any of the Shareholders or the directors or officers of Stone City has knowledge based upon personal contact or correspondence with any agent of such Tax Authority. Neither Stone City nor any Shareholder, director, officer or employee responsible for Taxes reasonably expects any Tax Authority to assess any additional Taxes to Stone City with respect to any Tax period for which Tax Returns have been filed, except with respect to any Taxes

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that are adequate reserved for or accrued, in accordance with generally accepted accounting principles, consistently applied ("GAAP"), on the June 30 Balance Sheet (as such liabilities or reserves are adjusted for the passage of time through the Signing Date in accordance with the past custom and practice of Stone City in filing its Tax Returns), or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth on Schedule 2.7(g). Stone City has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h)          Stone City has delivered to German American correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Stone City for the calendar years 2001-2005.

(i)           The unpaid Taxes of Stone City (i) did not, as of June 30, 2005, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the June 30 Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserve as adjusted for the passage of time through the Signing Date in accordance with the past custom and practice of Stone City in filing its Tax Returns.

(j)           Stone City does not have any requests for rulings pending with any Tax Authority.

(k)          Stone City has not agreed to, nor is required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by Stone City and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

(l)           Stone City is not a "United States Real Property Holding Corporation" within the meaning of Section 897(c) of the Code.

Section 2.8.      Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of Stone City, threatened, before any judicial, administrative or regulatory agency or tribunal, to which Stone City or Stone City Bank is a party or to which any of their properties are subject.

Section 2.9.	Employment Matters.

(a)          Except as disclosed in the Disclosure Schedule, neither Stone City nor Stone City Bank is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Stone City or Stone City Bank, respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

(b)          Stone City and Stone City Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions

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of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither Stone City nor Stone City Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Stone City or Stone City Bank pending or, to the knowledge of Stone City, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Stone City, threatened against or directly affecting Stone City or Stone City Bank; and (iv) neither Stone City nor Stone City Bank has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

(c)          Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Stone City or Stone City Bank from either of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Stone City or Stone City Bank to or with respect to any employee or former employee of Stone City of Stone City Bank will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

Section 2.10.    Reports. Since January 1, 2003, Stone City and Stone City Bank have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the DFI, and (vi) any other governmental authority with jurisdiction over Stone City or Stone City Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

Section 2.11.     Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Stone City Bank, as reflected in the Call Reports, are carried on the books of Stone City Bank in accordance with generally accepted accounting principles, consistently applied. Stone City Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12.    Loan Portfolio. All loans and discounts shown in the Call Reports, or which were entered into after June 30, 2005, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Stone City Bank, in accordance in all material respects with Stone City Bank's lending policies and practices unless otherwise approved by Stone City Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes

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or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Stone City Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in the Disclosure Schedule, Stone City Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Stone City has no knowledge that any condition of property in which Stone City Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates Stone City, or Stone City Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

Section 2.13.	ERISA.

(a)          The Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by Stone City, Stone City Bank or any ERISA Affiliate (as hereinafter defined) or with respect to which Stone City, Stone City Bank or any ERISA Affiliate may have any liability (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with Stone City or Stone City Bank under Section 414 of the Code. During the past sixty months, neither Stone City, Stone City Bank nor any ERISA Affiliate has maintained any employee welfare benefit plan or any employee pension benefit plan except for those Plans listed on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, neither Stone City nor Stone City Bank has amended any employee welfare plan or any employee pension benefit plan listed on the Disclosure Schedule since December 31, 2003.

(b)          As applicable, with respect to each of the Plans, Stone City has delivered to German American true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44, and any

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successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past five years.

(c)          All Plans listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on the Disclosure Schedule, all "employee pension benefit plans," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained by Stone City, Stone City Bank or any ERISA Affiliate and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in the Disclosure Schedule, neither Stone City nor Stone City Bank nor any of their ERISA Affiliates has (i) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)          Neither Stone City nor Stone City Bank nor any of their ERISA Affiliates would have any liability or contingent liability if any Plan listed on the Disclosure Schedule (including without limitation the payment by Stone City or Stone City Bank of premiums for health care coverage for active employees or retirees) were terminated or if Stone City or Stone City Bank were to cease its participation therein. Except as disclosed in the Disclosure Schedule, neither Stone City nor Stone City Bank nor any of their ERISA Affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Stone City Bank, Stone City or an ERISA Affiliates at their discretion at any time without further obligation.

(e)          No Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code. Except as disclosed in the Disclosure Schedule, in the case of each Plan listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

(f)           On a timely basis, Stone City, Stone City Bank and each ERISA Affiliate have made all contributions or payments to or under each Plan listed in the Disclosure Schedule as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.

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(g)          No Plan listed in the Disclosure Schedule has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

(h)          Neither Stone City nor Stone City Bank nor any of their ERISA Affiliates has ever contributed or is obligated to contribute under any "multi-employer plan" (as defined in Section 3(37) of ERISA).

(i)           Stone City, Stone City Bank and each of their ERISA Affiliates have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to the extent so required. Except as listed in the Disclosure Schedule, neither Stone City nor Stone City Bank nor any of their ERISA Affiliates provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(j)           There are no pending audits or investigations by any governmental agency involving the Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

(k)          Within the six-month period preceding the Closing Date, there has been no amendment to, announcement by Stone City, Stone City Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by Stone City, Stone City Bank or any ERISA Affiliate or promotions of existing employees in the ordinary course of business consistent with past practice.

(l)           Except as disclosed in the Disclosure Schedule, the Merger will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by Stone City, Stone City Bank or any ERISA Affiliate. No Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

Section 2.14.    Title to Properties; Insurance. Stone City and Stone City Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Stone City Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Stone City Bank, rights of redemption under applicable law) to all real properties reflected on the Stone City Financial Statements as being owned by Stone City or Stone City Bank, respectively. All material leasehold interests used by Stone City and Stone City Bank in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by Stone City or Stone City Bank comply in all material respects with all applicable private agreements, zoning

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requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Stone City, threatened with respect to such properties. Stone City and Stone City Bank have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Stone City and Stone City Bank in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to Stone City's and/or Stone City Bank's ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Stone City or Stone City Bank are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

Section 2.15.	Environmental Matters.

(a)          As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws, rules, regulations and guidelines in all jurisdictions in which Stone City or Stone City Bank has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, and the Federal Clean Air Act. As used in this Agreement, "Hazardous Materials" means any pollutants, contaminants, by-products, wastes, dangerous, toxic or hazardous substances, constituents, compounds or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, mold, microbial contamination, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, pesticides, explosives, flammables, corrosives and urea formaldehyde foam) and any other pollutants, contaminants, by-products, wastes, dangerous, toxic or hazardous substances, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Law and includes the meanings of all such terms in or under any Environmental Law.

(b)          Except as disclosed in the Disclosure Schedule or in the environmental reports generated pursuant to Section 4.1(a)(xv) or Section 4.4, to the knowledge of Stone City, neither (i) the conduct by Stone City and Stone City Bank of operations at any property, nor (ii) any condition of any property owned by Stone City or Stone City Bank within the past ten (10) years and used in their business operations, nor (iii) to the knowledge of Stone City the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) to the knowledge of Stone City or Stone City Bank the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Stone City or Stone City Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither

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Stone City nor Stone City Bank has received any notice from any person or entity that Stone City or Stone City Bank or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in material violation of any Environmental Laws such that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or Hazardous Materials at, on or beneath any such property, or notice of claims, administrative actions, information requests or suits pending, or to the knowledge of Stone City or Stone City Bank, threatened, relating to any actual or potential material violation, liability or obligation by either of them with respect to Environmental Laws. All Hazardous Materials used by Stone City or Stone City Bank or stored at any property owned by them within the past ten years or any property held by them in trust have been used and disposed of in material compliance with, and as would not reasonably be expected to result in material liability under, any Environmental Laws. To the knowledge of Stone City or Stone City Bank, there have not been in the past, and are not now, any Hazardous Materials that have been released on or under or are mitigating to or from any property owned by Stone City or Stone City Bank within the past ten years or any property held by them in trust. Stone City and Stone City Bank are not subject to any consent orders from any governmental authority or any indemnity or other agreement with any third party relating to obligations, costs or liabilities arising under any Environmental Law. To the knowledge of Stone City or Stone City Bank, there have not been in the past, and are not now, any underground tanks or physical structures or vessels holding Hazardous Materials at, on or under any property owned by Stone City or Stone City Bank within the past ten years or any property held by them in trust, including treatment or storage tanks, sumps, lagoons, basins or water, gas or oil wells.

Section 2.16.    Compliance with Law. Stone City and Stone City Bank each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

Section 2.17.    Brokerage. Except as set forth in the Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger payable by Stone City or Stone City Bank.

Section 2.18.     Material Contracts. Except as set forth in the Disclosure Schedule, neither Stone City nor Stone City Bank is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a

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period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; (vii) material contract, arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19.    Compliance with Americans with Disabilities Act. (a) To the best of Stone City's knowledge, Stone City and Stone City Bank and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against Stone City, Stone City Bank or any of its properties has been initiated nor, to the best of Stone City's knowledge, has been threatened or contemplated.

Section 2.20.     Statements True and Correct. To the best of the knowledge of Stone City, none of the information supplied or to be supplied by Stone City or Stone City Bank for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, or any other regulatory authority in connection with the Merger will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.21.    Stone City's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of Stone City" or words of similar import, it is understood and agreed that matters within the knowledge of the Shareholders, or the directors and the executive officers of Stone City and Stone City Bank, shall be considered to be within the knowledge of Stone City.

Article III.

REPRESENTATIONS AND WARRANTIES

OF GERMAN AMERICAN

German American hereby makes the following representations and warranties to Stone City and the Shareholders:

Section 3.1.	Organization and Capital Stock.

(a)          German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)          German American has authorized capital stock of (i) 20,000,000 shares of German American Common, no par value, $1 stated value, of which, as of October 1, 2005, 11,084,234 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, $10 par value per share, of which no shares are issued and outstanding, including 400,000 unissued shares that have been designated "Series A Preferred Shares" and that have been reserved for potential issuance upon exercise of preferred stock purchase rights (the "Rights"). All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding, fully paid and non-assessable.

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(c)          The shares of German American Common that are to be issued to the Shareholders pursuant to the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

Section 3.2.       Authorization. The Board of Directors of German American has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries is bound or subject would prohibit German American from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and German American's filing of a notice of sales with the SEC on Form D with respect to the issuance of German American Common pursuant to this Agreement, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Merger by German American. German American is not, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 3.3.       Subsidiaries. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

Section 3.4.     Financial Information. The consolidated balance sheet of German American and its subsidiaries as of December 31, 2003 and 2004 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2004, together with the notes thereto, included in German American's Annual Report on Form 10-K, as amended (the "10-K"), and the consolidated balance sheets of German American and its subsidiaries as of March 31, 2005 and June 30, 2005, and related consolidated statements of income and cash flows for the periods then ended, together with the notes thereto, included in German American's Quarterly Reports on Form 10-Q (together, the "German American Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly

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present the consolidated financial position and the consolidated results of operations and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated.

Section 3.5.       Absence of Changes. Since December 31, 2004, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

Section 3.6.       Reports. Since January 1, 2003 (or, in the case of subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have duly and timely filed all reports, records, registrations, notices, statements and other documents or information (the "GAB Reports"), together with any amendments required to be made with respect thereto, required to be filed with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) the IRS, (vi) any applicable state securities or banking authorities, and (vii) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of the GAB Reports, as amended, including the financial statements, exhibits and schedules thereto, were materially true, accurate, correct and complete, and were complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

Section 3.7.      Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of German American, threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

Section 3.8.     Absence of Agreements with Banking Authorities. Neither German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, and the FRB, and German American has no knowledge that any of such regulatory bodies have any present intention to place German American or any of its subsidiaries under any such order, agreement, memorandum of understanding, board resolution or administrative action.

Section 3.9.       Compliance with Law. German American and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

Section 3.10.  Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger payable by German American and its subsidiaries.

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Section 3.11.    Statements True and Correct. To the best of the knowledge of German American, none of the information supplied or to be supplied by German American and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, or any other regulatory authority in connection with the Merger will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.12.   German American's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of German American" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of German American shall be considered to be within the knowledge of German American.

Article IV.

COVENANTS OF STONE CITY

Section 4.1.	Conduct of Business.

(a)          From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Stone City shall continue, and shall cause Stone City Bank to continue, to carry on their respective businesses, and to discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither Stone City nor Stone City Bank will, without the prior written consent of German American:

(i)           declare or pay any dividend or make any other distribution to shareholders (whether in cash, stock or other property, and including distributions or dividends for the purpose of funding tax payments by shareholders with respect to their taxable income allocable to their shares of Stone City Common or for the purpose of paying cash dividends in accordance with historical practices), except for (x) any dividends that may be declared and paid by Stone City (funded as necessary by dividends from Stone City Bank) to the Shareholders and (y) dividends from Stone City Bank to Stone City; provided, however that the dividends permitted in clauses (x) and (y) must be made in accordance with the provisions of Section 4.7; or

(ii)          issue (or agree to issue) any common or other capital stock or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

(iii)         directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own common or any other capital stock; or

(iv)         effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

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(v)          change the Articles of Incorporation or Bylaws of either Stone City or Stone City Bank; or

(vi)         pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or as contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Stone City and Stone City Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of Stone City or Stone City Bank specifically disclosed on the Disclosure Schedule; or

(vii)       borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii)      make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause Stone City Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $400,000, provided, however, that Stone City Bank shall promptly notify German American, which notice need not be in writing, should it make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause Stone City Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $250,000 but remain less than $400,000; or

(ix)         other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

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(x)          increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xi)         enter into or amend any material agreement, contract or commitment out of the ordinary course of business; or

(xii)       except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

(xiii)      except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Stone City or Stone City Bank, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv)      sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Stone City or Stone City Bank; or

(xv)       foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that neither Stone City nor Stone City Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain material quantities of such materials or otherwise might be materially contaminated; or

(xvi)      commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or

(xvii)     violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

(xviii)    purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Stone City's or Stone City Bank's loans; or

(xix)      issue certificate(s) for shares of Stone City Common to any Stone City shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify Stone City (and its successors) against lost certificate(s) (but in an amount not less than 150% of the estimated per share value of the Merger Consideration under this

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Agreement) per share of Stone City Common, and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

(xx)       hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of Stone City Bank for the purpose of appointing or electing any new member to the Board of Directors of Stone City or of Stone City Bank (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American.

(b)          Stone City shall not (and shall not permit Stone City Bank to), without the prior written consent of German American, engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of Stone City contained in Article II hereof if such representations and warranties were given as of the date of such transaction or action.

(c)          Stone City shall promptly notify German American in writing of the occurrence of any matter or event known to Stone City that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Stone City and Stone City Bank taken as a whole, except for matters or events that affect financial institutions generally.

(d)          On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of German American, Stone City shall neither permit nor authorize its directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Stone City or Stone City Bank or to which Stone City or Stone City Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

(e)          Stone City shall promptly communicate to German American the terms of any proposal, indication of interest, or offer which Stone City or Stone City Bank may receive with respect to an Acquisition Transaction. Stone City or Stone City Bank may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Acquisition Transaction, in each case, only if Stone City's Board of Directors determines in good faith by majority vote, after consultation with Stone City's financial advisors and outside legal counsel in a meeting duly called and held in accordance with Stone City's Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of Stone City's Board of Directors to Stone City, and that the terms of the Acquisition Transaction are superior to the terms of the Merger from a financial point of view. This subsection (e) shall not authorize Stone City or Stone City

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Bank or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

Section 4.2.       Subsequent Discovery of Events or Conditions. Stone City shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to Stone City) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to German American.

Section 4.3.       Approvals; Cooperation. Stone City shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Stone City shall furnish (or cause Stone City Bank to furnish) to German American in a timely manner all information, data and documents in the possession of Stone City or Stone City Bank requested by German American as may be required to obtain any necessary regulatory or other approvals of the Merger (all of which shall be true, accurate and complete, to the best of the knowledge of their management) and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement. Stone City shall not (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or the offer and sale of German American Common pursuant to the Merger from being deemed exempt under Rule 506 under the Securities Act of 1933; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

Section 4.4.       Environmental Reports. Stone City shall cooperate with an environmental consulting firm designated by German American that is reasonably acceptable to Stone City (the "Designated Environmental Consultant") in connection with the conduct by the Designated Environmental Consultant of a phase one environmental investigation on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by Stone City or Stone City Bank or their subsidiaries as of the date of this Agreement, and any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by Stone City or Stone City Bank or their subsidiaries after the date of this Agreement (collectively, the "Stone City Property"). German American shall be solely responsible for the costs of all such phase one environmental investigations. If German American reasonably determines that further investigatory procedures are required as to any Stone City Property on the basis of the review of the report of the phase one investigation with respect to such Stone City Property prepared by the Designated Environmental Consultant, and should German American order the Designated Environmental Consultant to perform such

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further investigatory procedures, Stone City shall cooperate (and shall cause Stone City Bank to cooperate) with such further investigatory procedures, and in such event Stone City shall promptly pay (or promptly reimburse) German American for all fees and expenses of the Designated Environmental Consultant that are incurred by German American in connection with such further investigatory procedures; provided, however, that any investigatory procedures with respect to asbestos, regardless of whether part of a phase one investigation or further investigatory procedures, shall be at the sole expense of German American, and Stone City shall have no obligation to pay or reimburse German American with respect to any fees or expenses incurred in relation to such asbestos-related investigatory procedures. German American shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any Stone City Property, promptly upon German American's receipt of such reports, but in no event later than five business days after its receipt. Should German American, on the basis of the report or reports of the Designated Environmental Consultant with respect to the results of such further investigatory procedures (each, a "Phase II Report"), reasonably determine that (a) the aggregate costs of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended by the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof) (the amounts defined by clauses (a)(i) and (a)(ii), in the aggregate, are referred to herein as "the Phase II Costs"), would exceed the sum of $150,000, or (b) that the Phase II Costs cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of $150,000 in the aggregate, then German American shall have the right pursuant to Section 7.3 hereof (and subject to Stone City's right to take remedial action to avoid such right of termination) to terminate this Agreement immediately by giving Stone City notice of termination, specifying the basis under this Section 4.4 for doing so, without further obligation, except as otherwise provided in this paragraph. In the event that German American provides a notice of termination pursuant to the preceding sentence, Stone City may, within five business days of its receipt of such notice, notify German American in writing (the "Stone City Environmental Undertaking Notice") that it agrees (a) to take all remedial or corrective actions and measures described in such Phase II Report(s) at its expense and subject to German American’s reasonable satisfaction, and under the direction of the Designated Environmental Consultant or another environmental contractor reasonably acceptable to German American, and (b) that all Phase II Costs (which shall be based on the estimates of the Designated Environmental Consultant and specified and itemized with reasonable particularity to the satisfaction of German American) shall be deducted from the Projected Effective Time Book Value for purposes of Section 1.3(a) and Section 4.7 hereof. If Stone City timely delivers a Stone City Environmental Undertaking Notice that is reasonably acceptable to German American, then German American shall not be deemed to have a right to terminate this Agreement pursuant to this Section 4.4 on account of its notice delivered pursuant to this Section 4.4, and the Projected Effective Time Book Value shall be adjusted accordingly for all Phase II Costs incurred and to be incurred pursuant to the Stone City Environmental Undertaking Notice. In the event that the aggregate Phase II Costs cannot be reasonably estimated by the Designated Environmental Consultant with any degree of certainty but could in German American's reasonable determination reasonably exceed the sum of $150,000, then the amount of the adjustment to Projected Effective Time Book Value shall be that amount designated by Stone City in the Stone City Environmental Undertaking Notice (which amount shall be reasonably acceptable to German American) that is reasonably calculated to reduce to

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remote (as the concept of remote is defined by Statement of Financial Accounting Standards No. 5, promulgated by the Financial Accounting Standards Board in March 1975) the potential risk that Phase II Costs (in addition to those that are specified by the Stone City Environmental Undertaking Notice, and which will constitute a reduction to the Projected Effective Time Book Value) might exceed $150,000.

Section 4.5.	Access to Information.

(a)          Stone City shall permit German American reasonable access to its and Stone City Bank's properties and shall disclose and make available to German American all books, documents, papers and records relating to its and Stone City Bank's assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement.

(b)          During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, Stone City will cause one or more of it or Stone City Bank's designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to Stone City by German American pursuant to this Agreement, to report the general status of the ongoing operations of Stone City and Stone City Bank. Stone City will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Stone City or Stone City Bank, and will keep German American fully informed of such events.

Section 4.6.	[Reserved].
Section 4.7.	Permitted Payments.

(a)          Notwithstanding Section 4.1(a) of this Agreement, Stone City may authorize or declare and thereafter pay cash dividends, distributions or other payments with respect to Stone City Common (a "Shareholder Dividend") in the amounts described in this Section 4.7; provided that no Shareholder Dividends shall be paid if, individually or in the aggregate, they would reasonably be expected to cause the Projected Effective Time Book Value to be less than $5,500,000. Further, the total of all Shareholder Dividends shall not exceed (i) the sum of $200,000 in the aggregate during the period after June 30, 2005 and before January 1, 2006, or (ii), if the Effective Time has not occurred on or prior to January 1, 2006 for any reason not within the sole control of Stone City, $200,000, plus (x) the amount of the aggregate tax liability of the Shareholders accrued between January 1, 2006 and the Effective Time and (y) the amount of any dividends that would have been paid between January 1, 2006 and the Effective Time consistent with

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past practice and pro rated for the period of time between January 1, 2006 and the Effective Time. For purposes of this Section 4.7(a), Shareholder Dividends include distributions to the Shareholders that are intended to fund their personal federal and Indiana tax obligations with respect to the income allocable to them for tax purposes under the provisions of Subchapter S of the Code and related provisions of Indiana income tax law.

(b)          Notwithstanding Section 4.1(a) of this Agreement Stone City Bank may make cash dividends, distributions or other payments to Stone City as the sole shareholder of Stone City Bank (a "Bank Dividend") in any amount; provided that no Bank Dividends shall be paid if, individually or in the aggregate, they would reasonably be expected to cause the Projected Effective Time Book Value to be less than $5,500,000.

(c)          For purposes of this Agreement, "Projected Effective Time Book Value" shall mean the projected total shareholders' equity of Stone City as of the Effective Time, as determined on the Closing Date in accordance with generally accepted accounting principles (except as adjusted pursuant to the following sentence), after the making by Stone City of all additional provisions for possible loan losses, if any, that may be deemed by the Stone City Board, consistent with past practices, necessary through the Closing Date in order to establish the allowance for loan losses at a level that it deems adequate, as of the Closing Date, to fairly present its consolidated financial condition and results of operations. The Projected Effective Time Book Value shall also give effect (regardless of whether such obligations would be accrued as a liability under generally accepted accounting principles as of the Closing Date or the Effective Time) to accruals for (i) all unpaid Merger-related expenses, including but not limited to those incurred in connection with the negotiation of the terms of the Merger, the preparation, execution and delivery of this Agreement, the obtaining of corporate approvals and regulatory approvals, and the closing of the Merger, and including those that might not be deemed earned or become payable until after the Effective Time, such as but not limited to investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Merger has become effective, and (ii) all unpaid Phase II Costs specified by the Stone City Environmental Undertaking Notice (including those specified Phase II Costs that might not be incurred until after the Effective Time). The Projected Effective Time Book Value shall not, however, give effect to accruals for any payments or other obligations that may become due under: (a) that certain Retirement Agreement by and among Stone City Bank, Stone City and Carol H. Barnhart; and (b) that certain Retirement Agreement by and among Stone City Bank, Stone City and Gary C. Hilderbrand; provided, however, that the total amount of accruals for payments to be made pursuant to such agreements and excluded from the calculation of the Projected Effective Time Book Value may not exceed $400,000.

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Article V.

COVENANTS OF GERMAN AMERICAN

Section 5.1.	Regulatory Approvals.

(a)          German American shall file all regulatory applications required in order to consummate the Merger, including all necessary applications for the prior approvals of the FRB under the Bank Holding Company Act and the DFI. German American shall keep Stone City reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for Stone City.

(b)          Promptly following the Effective Time, German American shall file with the SEC a notice on Form D with respect to the issuance and sale of the German American Common pursuant to the Merger in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 thereunder.

Section 5.2.       Subsequent Discovery of Events or Conditions. German American shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to Stone City under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to Stone City.

Section 5.3.       Consummation of Agreement. German American shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement, and use its best efforts to cause the Closing to occur on December 31, 2005 and for the Merger to become effective at 12:01 a.m. on January 1, 2006, or as soon thereafter as practicable. German American shall not knowingly take any action while knowing that such actions would or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Code Section 368.

Section 5.4.       Preservation of Business. German American shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by

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which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis. German American shall promptly notify Stone City in writing of the occurrence of any matter or event known to German American that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of German American and its subsidiaries on a consolidated basis.

Section 5.5.       Registration Statement. Within ten business days after the Effective Time of the Merger, German American shall prepare and cause a registration statement on Form S-3 (the "Registration Statement") covering the possible resale in open market transactions of the shares of German American Common that may be issued to the Shareholders who receive German American Common in the Merger (the "Selling Shareholders") to be filed with the SEC, provided, however, that if information relating to the Selling Shareholders has not been supplied or has not been supplied sufficiently in advance to permit German American to file the Registration Statement within the required period of time, the ten business day period will not commence until the last date such required information was provided to German American by, for or on behalf of the Selling Shareholders. German American shall provide questionnaires requesting the information required by the Registration Statement to the Shareholders within ten business days following the execution and delivery of this Agreement to provide those Shareholders who elect to become Selling Shareholders reasonable time to provide any required information to German American. German American shall provide a draft of the Registration Statement to counsel for Stone City and to the Selling Shareholders or their designated counsel not later than the tenth business day prior to the Closing Date for review and comment. German American shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 45 days of the Effective Time of the Merger and will use its best efforts to maintain the effectiveness of the Registration Statement for a period of two (2) years following the Effective Time of the Merger to permit the Selling Shareholders to sell such shares of German American Common through open market transactions. The Registration Statement, at the time it becomes effective, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC under the Securities Act. As a condition to permitting Selling Shareholders to sell such shares in reliance upon the Registration Statement, German American may require each such person to agree, in writing in form and substance satisfactory to German American, that he or she will, upon receipt of any notice from German American of the happening of any event or circumstance of the kind that would require an amendment to the Registration Statement or a supplement to the prospectus included therein under applicable federal securities laws, such persons will immediately discontinue offers and sales of their shares of German American Common (whether pursuant to the Registration Statement or otherwise) until such time as German American has distributed to such holder a supplemented or amended Prospectus and has made a filing thereof under Rule 424, or until such holder is advised in writing by German American that the use of the prospectus may be resumed without amendment or supplementation, and German American shall use its best efforts to take any and all such actions to supplement or amend the Prospectus and notify the holders as promptly as possible. German American shall take all actions required to qualify or obtain exemptions from such qualifications for the shares of German American Common to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate. German American shall use its reasonable best efforts to continue to comply with all of the requirements necessary for the quotation of German American

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Common on NASDAQ. German American also agrees to comply with the terms provided by the restrictive legend (described in Section 8.1(e)) for the removal of the restrictive legend from certificates for the Shares held by the Shareholders.

Section 5.6.       Employee Matters.   German American, consistent with German American's past practice in connection with mergers of other banks or thrifts into other German American subsidiaries, expects substantial continuity of employment of the employees of Stone City Bank with Stone City Bank or another subsidiary of German American. The continuation of employment of those persons who may be employed by Stone City Bank as of the Effective Time (the "Continuing Employees") shall (unless any such person shall have entered into a written agreement with respect to employment to the contrary) be on an "at-will" basis. In no event shall this Section 5.6 (or the provision of any employee benefits by Stone City Bank or German American or any of its affiliates to Continuing Employees after the Effective Time) (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Stone City or Stone City Bank; or (ii) prohibit or restrict German American or Stone City Bank, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to employees from time to time. Further, in no event shall any employee of Stone City or Stone City Bank have any personal right to bring an action in respect of employment under this Agreement. German American shall give Continuing Employees full credit for purposes of eligibility and vesting under those employee benefit plans, programs, or arrangements maintained by German American and made available by German American to such Continuing Employees (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) for such Continuing Employees' service with Stone City or Stone City Bank to the same extent recognized by Stone City or Stone City Bank, except as may result in duplication of benefits.

Section 5.7.	Indemnification and Insurance.

(a)          German American agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Stone City and Stone City Bank (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director, officer or employee of Stone City or Stone City Bank under Indiana corporate law, federal and state banking law, regulations, and policies, and the articles of incorporation and bylaws of Stone City and Stone City Bank.

(b)          German American shall cause the persons serving as officers and directors of Stone City and Stone City Bank immediately prior to the Effective Time to be covered for a period of four years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Stone City and Stone City Bank (provided that German American may substitute policies providing comparable or better coverage than

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such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall German American be required to expend more than 200% per year of coverage of the amount currently expended by Stone City and Stone City Bank per year of coverage as of the date hereof under its directors' and officers' liability insurance policy (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so German American is unable to maintain or obtain the insurance called for by this Section 5.7(b), German American shall obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to German American's insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of German American as of the date hereof.

(c)          Any Indemnified Party wishing to claim indemnification under Section 5.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify German American thereof; provided that the failure so to notify shall not affect the obligations of German American under Section 5.7(a) unless and to the extent that German American is prejudiced as a result of such failure.

(d)          The provisions of this Section 5.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Article VI.

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1.       Conditions of German American's Obligations. The obligations of German American to effect the Merger shall be subject to the satisfaction (or waiver by German American) prior to or on the Closing Date of the following conditions:

(a)          The representations and warranties made by Stone City in this Agreement (and the representations and warranties made by the Shareholders in Article VIII hereof) shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

(b)          Stone City shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding

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by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d)          All necessary regulatory consents, authorizations and other approvals required by law or stock market requirements for consummation of the Merger shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which German American reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of Stone City or Stone City Bank.

(e)          German American shall have received all environmental reports that it has requested pursuant to Section 4.4 and Section 4.1(a)(xv) hereof and (i) shall not have elected, pursuant to Section 4.4 hereof, to terminate and cancel this Agreement, or (ii) if it has so elected, Stone City shall not have timely delivered a Stone City Environmental Undertaking Notice that is reasonably acceptable to German American.

(f)           German American shall have received all documents required to be received from Stone City or Stone City Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

(g)          German American shall have received from its counsel, Ice Miller, an opinion to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain, if any, will be recognized by the holders of Stone City Common only to the extent of the cash received; (iii) the basis of the shares of German American Common received by the shareholders of Stone City will be the same as the basis of the shares of Stone City Common exchanged therefor, plus the gain recognized under Section 6.1(g)(ii) and less the cash received, if any; and (iv) the holding period of the shares of German American Common received by the shareholders of Stone City will include the holding period of the shares of Stone City Common exchanged therefor provided such shares were held as capital assets as of the Effective Time.

(h)          The Projected Effective Time Book Value (as defined by Section 4.7) shall be at least $5,500,000.

Section 6.2.       Conditions of Stone City's Obligations. Stone City's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Stone City) prior to or on the Closing Date of the following conditions:

(a)          The representations and warranties made by German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.

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(b)          German American shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c)          No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d)          All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired.

(e)          Stone City shall have received all documents required to be received from German American on or prior to the Closing Date, all in form and substance reasonably satisfactory to Stone City.

(f)           Stone City shall have received from counsel for German American, Ice Miller, an opinion reasonably satisfactory to Stone City to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain, if any, will be recognized by the holders of Stone City Common only to the extent of the cash received; (iii) the basis of the shares of German American Common received by the shareholders of Stone City will be the same as the basis of the shares of Stone City Common exchanged therefor, plus the gain recognized under Section 6.2(f)(ii), and less the cash received, if any; and (iv) the holding period of the shares of German American Common received by the shareholders of Stone City will include the holding period of the shares of Stone City Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

Section 6.3.       GABC Market Value. If the GABC Market Value, as determined pursuant to Section 1.3, shall be less than $12.50, or in the alternative shall be more than $15.20, then Stone City, in the case of a GABC Market Value of less than $12.50, or German American, in the case of a GABC Market Value of more than $15.20, shall have the right, exercisable prior to 5 p.m. Eastern Standard Time on the first business day after the last day of the Valuation Period (such date and time, the "Exercise Date"), to either (i) proceed with the Merger on the basis of the Exchange Ratio set forth in this Agreement by delivering to the other party on the Exercise Date written notice of its decision to do so, or by failing to deliver any notice to the other party pursuant to this Section 6.3 on the Exercise Date; or (ii) request the other party to adjust the Exchange Ratio (by delivering to the other party on the Exercise Date written notice to such effect (an "Adjustment Notice")) to a specified Exchange Ratio that is not less favorable to the party receiving the notice than the Exchange Ratio that would have been in effect for the Merger had the GABC Market Value during the same Valuation Period not been limited to a range of $12.50 to $15.20 by Section 1.3 (the "Adjusted Ratio"). In the event that an

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Adjustment Notice is delivered on the Exercise Date, the party receiving the Adjustment Notice shall either accept or decline the Adjusted Ratio by delivering written notice of its decision to the party delivering the Adjustment Notice at or before 5 p.m. Eastern Standard Time on the business day following the Exercise Date (such date and time, the "Acceptance Date"). If the Adjusted Ratio is accepted on the Acceptance Date, this Agreement shall remain in effect in accordance with its terms except that the Exchange Ratio shall be equal to the Adjusted Ratio. If the Adjusted Ratio is declined on the Acceptance Date or the party receiving an Adjustment Notice fails to timely respond on the Acceptance Date, then the Merger shall be deemed abandoned and this Agreement shall thereupon terminate without further action by either party, effective as of 5 p.m. Eastern Standard time on the Acceptance Date. Stone City's agreement to any material and adverse change to the Merger Consideration pursuant to this Section 6.3, shall not be effective unless and until such change is approved and adopted by the Shareholders in accordance with the Articles of Incorporation and Bylaws of Stone City and as required by Indiana law.

Article VII.

TERMINATION OR ABANDONMENT

Section 7.1.      Mutual Agreement. This Agreement may be terminated by the mutual written agreement of Stone City and German American, approved by their respective Boards of Directors, at any time prior to the Effective Time.

Section 7.2.       By Unilateral Action. Either party may, in addition to any other remedies to which the such party may be entitled, terminate this Agreement and abandon the Merger, if:

(a)          at any time prior to the Effective Time, such party's Board of Directors so determines, in the event of either

(i)           a breach by the other party of any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(ii)          a breach by the other party in any material respect of any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

(b)          any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date, immediately upon delivery of written notice thereof to the other party on the Closing Date.

Section 7.3.      Adverse Environmental Reports. German American may terminate this Agreement under the circumstances and subject to the exceptions specified by Section 4.4 by giving written notice thereof to Stone City.

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Section 7.4.       Termination Upon Adverse Regulatory Determination. In connection with the filings that the German American or Stone City may be required to make in connection with the Merger with banking and antitrust regulatory agencies ("Agencies"), each party shall use their best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause their respective agents and advisors to cooperate and use their best efforts in connection therewith. German American (or its subsidiaries) shall be responsible for making the required Merger filings (except to the limited extent that the applicable law, regulations, or forms specify that Stone City is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. German American represents to Stone City that it is not aware of any reason why any of the Agencies would deny any such Merger filing (insofar as such reason would relate uniquely to German American and not to Stone City) or would determine to approve such a Merger filing only on terms and conditions that in German American's judgment are materially adverse to German American (any such denial or other adverse action, an "Adverse Determination"). If any required filing is disapproved by any of the Agencies or makes any other Adverse Determination with respect then German American, German American shall promptly advise Stone City of such Adverse Determination and German American's intended course of action with respect thereto. In the event that German American in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, Stone City and Stone City Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (a) German American in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (b) German American seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either German American or Stone City may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.5.      Regulatory Enforcement Matters. In the event that Stone City or Stone City Bank or any of the Stone City shareholders, on the one hand, or German American, on the other hand, should become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.6.       Lapse of Time. If the Closing Date does not occur on or prior to February 28, 2006, then this Agreement may be terminated by the Board of Directors of either Stone City or German American by giving written notice thereof to the other party.

Section 7.7.       Termination by Stone City at Closing Upon Failure to Satisfy Net Worth Test. If, on the Closing Date, the parties determine that the Projected Effective Time Book Value of Stone City is less than $5,500,000 (for any reason or reasons other than a breach by Stone City of any covenant of Stone City included in this Agreement) and German American shall not agree on the Closing Date to amend the provisions of this Agreement that otherwise

39

would operate to reduce the aggregate Cash Consideration by the amount of the shortfall in a manner that is satisfactory to Stone City, then Stone City may terminate this Agreement at the Closing by providing written notice thereof to German American.

Section 7.8.       Effect of Termination. Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 9.1, and (ii) any obligation to pay the Break-up Fee under the circumstance described by Section 7.9.

Section 7.9.	Break-Up Fees.

(a)          Each of Stone City and German American hereby acknowledge and agree that the other party has committed and will commit substantial time, effort, resources and expenses, and will forgo other acquisition opportunities, in pursuing the Merger. In recognition of such commitments and forbearances, each such party agrees that it will pay the other a break-up fee in the amount of Three Hundred Thousand Dollars ($300,000) (the "Break-up Fee"), as follows:

(i)	Stone City will pay German American the Break-up Fee if:

A.           German American terminates this Agreement pursuant to Section 7.2(a) on account of a knowing or intentional breach by Stone City; or

B.           Stone City or its Board of Directors or any of the Shareholders approves, enters into or executes a definitive agreement, letter of intent (whether binding or non-binding), term sheet or understanding relating to an Acquisition Transaction with a party other than German American or an affiliate of German American; or

C.           Stone City terminates this Agreement other than pursuant to any right to terminate pursuant to this Article VII; and

(ii)	German American will pay Stone City the Break Up Fee if:

A.           Stone City terminates this Agreement pursuant to Section 7.2(a) on account of a knowing or intentional breach by German American; or

B.           German American terminates this Agreement other than pursuant to any right to terminate this Agreement pursuant to this Article VII.

(b)          The Break-up Fee shall be paid to the party entitled thereto within thirty (30) days of the occurrence of any of the events specified in subsection (a). If the Break-up Fee is not immediately paid as provided, then the party entitled thereto shall also be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the Break-up

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Fee from the time the Break-up Fee is due until paid in full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

(c)          German American and Stone City hereby acknowledge and agree that the Break-up Fee shall compensate the party entitled thereto for (i) the value of the lost business opportunity which would have inured to that party if the Merger had been consummated, (ii) expenses incurred for attorneys, accountants, financial advisors and consultants in developing the Merger and drafting this Agreement, (iii) management time and expense in investigating, analyzing, developing and pursuing the Merger, (iv) expenses relating to due diligence efforts and (v) the value of the opportunities lost in pursuing the Merger instead of other transactions. Each party further acknowledges and agrees that the amount of the Break-up Fee is fair, reasonable and not a penalty and that its obligation to pay the Break-up Fee shall survive any termination of this Agreement by the other party. Each party further acknowledges that the Break-up Fee constitutes its sole and complete remedy for a termination of this Agreement under the circumstances enumerated in this Section 7.9.

Article VIII.

SHAREHOLDER REPRESENTATIONS AND WARRANTIES

Section 8.1.       Investment Representations and Restrictive Legends. German American is relying upon the exemption from registration provided by Section 4(2) of the federal Securities Act of 1933, as amended ("1933 Act") and under Regulation D of the Securities and Exchange Commission that is promulgated thereunder in connection with its offer and sale of German American Common pursuant to this Agreement. In order to induce German American to rely upon the foregoing exemption, each shareholder of Stone City ("Shareholder") hereby represents and warrants to German American as follows:

(a)          He or she will acquire any shares of German American Bancorp pursuant to the Merger ("Shares") for his or her own investment and not with a view to the distribution or resale thereof to anyone else.

(b)          German American has disclosed to him or her, in writing, and he or she acknowledges, that, because the offer and sale of the Shares to the Shareholders pursuant to the Merger has not been registered under the 1933 Act or any state securities law, the transferability of the Shares will be severely limited and that he or she must therefore continue to bear the economic risk of this investment for an indefinite period, and that the Shares cannot be offered or sold unless German American has subsequently registered such offer and sale under the 1933 Act and all applicable state securities laws or exemptions from such registration requirements are available; provided, however, that he or she also has been advised by German American that, assuming that there is no change in the provisions of Rule 144(k) of the SEC under the 1933 Act such that its provisions would no longer be reliable on the second anniversary of the Effective Time, German American will remove the restrictive legend described by subsection (d) below from all certificates for the Shares if he or she is not then, and has not been at any time, an affiliate of German American as that term is defined for purposes of Rule 144.

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(c)          He or she will not offer or sell the Shares unless German American has effectively registered any such offer or sale under the 1933 Act and any applicable state securities and he or she has made timely delivery (if required) to the offeree or purchaser of a prospectus with respect to such offer and sale that complies with the 1933 Act and the rules of the SEC thereunder (a "Prospectus"), or until the undersigned has obtained an opinion of counsel satisfactory to German American that such registration is not required in connection with any such transaction, for so long as the certificates for the Shares bear a restrictive legend as described by subsection (e) below.

(d)          He or she understands that, even following the effectiveness of a Registration Statement with respect to his or her resales of Shares as contemplated by this Agreement, he or she may, upon receipt of notice from German American of the happening of any event or circumstance of the kind that would require a Prospectus amendment or supplement under applicable federal securities laws, be required by law to immediately discontinue disposition of his or her Shares (whether pursuant to the Registration Statement or otherwise) until such time as German American has distributed to him or her copies of a supplemented or amended Prospectus, or until he or she has been advised in writing by German American that the use of the Prospectus may be resumed.

(e)          He or she agrees that certificates for the Shares may (subject to possible removal on or after the second anniversary of the Effective Time as described by subsection (b) above) bear the following legend: "The common shares represented by this certificate were acquired for investment only and not for resale. They have not been registered under the federal Securities Act of 1933, as amended, or any state securities law. These shares may not be sold, transferred, pledged, or hypothecated without registration of any such transaction under such laws unless the Corporation has received an opinion of counsel satisfactory to it that registration under such laws is not required; provided, however, that if the holder hereof certifies to the Corporation that any of these shares shall have been sold by such holder in a sale transaction that is covered by a registration statement of the Corporation that is then effective under the federal Securities Act of 1933, as amended, the Corporation shall take such action as shall be necessary (without the necessity for the holder to furnish any opinion of counsel or otherwise incur any expense in connection with such certificate transfer) to cause the Corporation's transfer agent to issue and make good delivery of new certificate(s) for such re-sold shares registered in such name(s) as the holder shall direct." The Corporation may issue stop transfer instructions to its transfer agent (if any) or make a notation to such effect on its appropriate records, for so long as such restrictive legends remain affixed to the certificates for the Shares.

(f)	His or her principal residence is within the State of Indiana.

(g)          He or she has had the opportunity to be represented by financial, tax and legal counsel or advisors of his or her choice in evaluating the Merger and in electing the Shares as the form of Merger Consideration, and has had the opportunity to ask questions of, and receive answers from, German American and its officers with respect to German American and its financial condition and results of operations, and regarding the Shares and the terms and conditions of the Merger. He or she has had the opportunity to obtain

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any additional information which German American possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information that German American has furnished to him or her.

(h)          He or she acknowledges that German American's filings with the SEC are publicly available on the SEC's Internet web site, and that such filings can be accessed by him or her through the link to such filings provided by the Investors page at www.germanamericanbancorp.com, and that he or she is able to access such filings via the Internet.

(i)           He or she acknowledges that he or she has experience (past or present) in serving as an officer and director of Stone City Bank, and that he or she has such knowledge and experience in financial and business matters that he or she can independently evaluate the merits and risks of electing the Shares as the form of Merger Consideration.

(j)           At the Effective Time, he or she (i) will have an individual net worth, or joint net worth with his or her spouse, that exceeds $1 million, or (ii) will have had income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

Section 8.2.      Shareholder Consent to the Merger in Lieu of Meeting and Waiver of Dissenters Rights. The Shareholders acknowledge that each of them have been provided with copies of resolutions that have been certified by the Secretary of Stone City as having been duly adopted by the Board of Directors of Stone City, by which the Board of Directors of Stone City has approved the Plan of Merger and the Merger and has recommended to the Shareholders that they approve and adopt the Plan of Merger and the Merger. The Shareholders represent and warrant to German American that, by their action in executing and delivering this Agreement to each other and to Stone City and German American, they have (acting by unanimous written consent to shareholder action without a meeting as authorized by the IBCL) unanimously approved and adopted the Plan of Merger and the Merger on the terms and conditions provided herein and therein. In connection with giving their unanimous written consent to such actions, the Shareholders each hereby (a) waive the call and holding of any meeting of the Shareholders with respect to such matters and the giving of notice of any such meeting, and (b) acknowledge that he or she has been advised of his or her rights to dissent from the Merger and to demand to be paid the "fair value" of his or her shares of Stone City Common pursuant to the appraisal rights granted to him or her under the IBCL (and specifically Chapter 44 thereof, found at Indiana Code 23-1-44) and waive such dissenters rights.

Section 8.3.      Shareholder Restriction on Transfers of Stone City Common Pending Completion of Merger. The Shareholders acknowledge that their rights as shareholders of Stone City Common under this Agreement are personal to each of them and that German American is offering and selling the German American Common pursuant to this Agreement in reliance upon their representations and warranties concerning their investment intent, suitability, wealth and/or income. Accordingly, each Shareholder agrees with German American that he or she will not, at any time from the date of this Agreement through the Effective Time of the Merger or the date on which this Agreement is terminated without breach by Stone City of its terms, without the

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prior written consent of German American (which it may withhold in its sole discretion), sell, transfer, pledge, hypothecate, give, donate, contribute, or otherwise dispose of (with or without consideration) any of his or her shares of Stone City Common, of record or beneficially, or any interest therein or the Merger Consideration to be received in exchange therefore, or enter into any plan, contract, arrangement or understanding in respect thereof. No separate breach of this Agreement pursuant to this Section 8.3 will result from a sale made in accordance with Section 7.9(a)(i)(B) which is subject to payment of a Break-up Fee by Stone City to German American.

Section 8.4.       No Knowledge or Intent to Bring a Claim for Which Stone City or Stone City Bank May Have an Indemnification Obligation. In order to induce German American to agree to the indemnification and insurance provisions included in Section 5.7 of this Agreement, each Shareholder represents and warrants to German American that he or she is not presently aware of any basis that he or she may have to bring a claim against any Indemnified Party (as defined by Section 5.7) that might be indemnifiable by Stone City or Stone City Bank, and that he or she has not considered bringing, and does not presently intend or expect that he or she would bring, any claim (before or after the Effective Time) against any Indemnified Party that might be indemnifiable by Stone City or Stone City Bank (and is not aware that any other Shareholder or third person has considered bringing, or presently intends or expects that he or she would bring, any claim against any Indemnified Person), in either case based upon any actual or alleged act, or omission to act, or any actual or alleged contract or other obligation or undertaking, of any Indemnified Person.

Section 8.5.       Agreements with Shareholders. Each Shareholder represents and warrants to German American that he or she is aware that German American, Stone City, and/or Stone City Bank have negotiated certain agreements with certain of the Shareholders in their individual capacities with respect to their individual employment and retirement and other compensatory plans, arrangements, contracts and understanding, and that certain Shareholders are entitled to receive certain payments from German American, Stone City, and Stone City Bank under such individual agreements subject to the closing of the Merger and effective upon (or following) the Effective Time of the Merger. Each Shareholder acknowledges that the persons who are present or former directors and officers of Stone City and/or Stone City Bank therefore have interests in the Merger that are different from, or in addition to, their interests as holders of Stone City Common, and that he or she (a) is aware that these differing or additional interests exist, (b) has had the opportunity to ask questions of and receive answers from each of his or her fellow Shareholders concerning these individual agreements to the extent that he or she deems such information to be material to his or her decision to enter into this Agreement and to consent pursuant to this Article VIII as Shareholders to the approval of the Merger, (c) has not relied upon any information provided (or not provided) by German American (and does not expect to receive from German American any information) concerning the terms of any of such individual agreements, and (d) does not regard as material to his or her decisions in these respects any information that he or she might obtain from German American, and that he or she will instead look solely to his or her other Shareholders for information concerning such agreements.

Section 8.6.       Resignation from Board of Directors and other positions held at Stone City and Stone City Bank. Other than Robert F. Richards, each Shareholder agrees that, by their action in executing and delivering this Agreement to each other and Stone City and German American, they are also tendering their resignation, to be effective only upon the occurrence of

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the Merger at and as of the Effective Time of the Merger, from any position as an officer or employee of and as a member of the Board of Directors of either or both Stone City or Stone City Bank.

Article IX.

MISCELLANEOUS

Section 9.1.       Release of Shareholders from Environmental Liabilities. On the Closing Date, German American shall execute and deliver to each to the Shareholders an instrument reasonably satisfactory to Stone City that fully and forever releases and discharges the Shareholders from any and all claims, including claims resulting from the negligence of the Shareholders, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether then known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed or which now exist or which hereafter can, shall or may exist, based on any facts, events or omissions occurring from the beginning of time to the date of the release ("Environmental Claims"); provided, however, that such release shall be limited to Environmental Claims arising from or relating to the presence of hazardous substances on, under, above or about any of the Stone City Property, and shall not release the Shareholders from Claims for actual fraud or dishonesty. The term hazardous substances shall be construed broadly for purposes of the release to include any substance, material or waste covered by federal or state environmental, health or safety laws.

Section 9.2.      Expenses. Except as expressly provided by Section 4.4 (relating to the expenses of certain environmental investigations), Stone City shall pay all expenses of Stone City and Stone City Bank and their Shareholders, officers and directors incidental to the Merger contemplated hereby, and German American shall pay all expenses of German American and its subsidiaries and their shareholders, officers and directors incidental to the Merger contemplated hereby.

Section 9.3.      Tax Matters. The following provisions shall govern the allocation of responsibility between German American, Stone City and the Shareholders for certain Tax matters following the Effective Date:

(a)          German American shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Stone City and its subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date ("Pre-Closing Tax Returns"). At least twenty (20) days prior to the date on which any such Pre-Closing Tax Return is due (including any extensions) and prior to filing any such Tax Return, German American shall deliver a copy of such Tax Return to the Shareholders or their representative for the purposes of making reasonable changes and revisions to such Tax Return at least three days prior to filing. German American shall permit the Shareholders' representative to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholders or their

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representative. All such Tax Returns shall be prepared on a consistent basis with prior Tax Returns.

(b)          Neither German American nor Stone City shall file or cause to be filed an amended return with respect to Stone City or its subsidiaries that would result in an increased Tax liability to the Shareholders without the prior written approval of the Shareholders or their representative, such approval not to be unreasonably withheld.

(c)          German American shall notify the Shareholders or their representative within 10 days after receipt of any audit, claim or refund or administrative or judicial proceeding involving any Tax liability regarding Stone City and its Subsidiaries for any Pre-Closing Tax Return that could result in an increase in the Tax liability of the Shareholders. Except as otherwise provided herein, German American shall direct any audit, claim or refund and administrative or judicial proceeding involving any asserted Tax liability regarding Stone City and its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to as a "Contest"). The Shareholders may elect to direct, through counsel of their own choosing and at their own expense, any Contest of a Pre-Closing Tax Return to the extent such Contest involves any asserted liability that would cause an increase in the Tax liability of the Shareholders. If the Shareholders elect to direct such a Contest of an asserted Tax liability of a Pre-Closing Tax Return, Shareholders or their representative shall, within thirty (30) calendar days of receipt of the notice of asserted Tax liability, notify German American of their intent to do so and German American shall cooperate and shall cause Stone City and its subsidiaries to cooperate, in each phase of the Contest. If the Shareholders do not elect to direct the Contest of an asserted Tax liability of a Pre-Closing Tax Return, fail to notify German American of their election as herein provided, or contest their indemnification obligation, German American may pay, compromise or contest, at its expense, such asserted liability. Neither German American or the Shareholders may settle or compromise or cause to be settled or compromised any Contest involving any asserted liability with respect to which could an increase in the Tax liability of the Shareholders or German American over the objection of the parties not directing the Contest, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. To the extent the Shareholders and German American cannot agree regarding the resolution of a Contest, German American and the Shareholders' representative shall each select a tax lawyer or accountant. The selected tax lawyer or accountant shall then select an independent tax lawyer or accountant to resolve the dispute. The decision of the selected independent tax lawyer or accountant shall be binding on German American, Stone City and subsidiaries, and the Shareholders. The party that does not control a Contest shall be given the opportunity to review and provide non-binding comments on any material documentation prepared by the party that controls the Contest prior to such documentation being submitted to a Tax Authority or a court or administrative body in connection with a Contest.

(d)          German American and Stone City shall cooperate fully, as and to the extent reasonably requested by the Shareholders or their representative, in connection with the filing of the Pre-Closing Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's

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request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. German American and Stone City agree (i) to retain all books and records with respect to tax matters pertinent to Stone City and its subsidiaries relating to any taxable period beginning before the date of Closing until expiration of the statute of limitations (and, to the extent notified by the Shareholders or their representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Shareholders or their representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders or the representative so requests, German American and Stone City shall allow the Shareholders or their representative to take possession of such books and records. German American and Stone City further agree, upon request from the Shareholders or their representative, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 9.4.       Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

If to German American:

German American Bancorp

711 Main Street

Box 810

Jasper, Indiana 47546

Attn: Mark A. Schroeder, President

with a copy to:

Ice Miller

One American Square

Box 82001

Indianapolis, Indiana 46282-0200

Attn: Mark B. Barnes

and

If to Stone City:

47

Stone City Bancshares, Inc.

1502 I Street #100

Bedford, Indiana 47421

Attn: Gary C. Hilderbrand, Chairman

or to such other address as any party may from time to time designate by notice to the others. Any notice to any Shareholder at any time prior to the Effective Time may be sent to his or her attention in care of Stone City's Chairman at the address indicated above, and at any time on or after the Effective Time, to the address set forth in his or her Merger Letter of Transmittal or to such other address as such Shareholder may thereafter designate by notice to the others.

Section 9.5.       Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.6.      Representations Not Affected by Review. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 9.7.       Press Releases. German American and Stone City shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 9.8.     Entire Agreement. Except for that certain confidentiality agreement previously executed among the parties hereto, and for the agreements entered into by and among German American, Stone City and Stone City Bank, and/or certain directors and officers or former directors and officers of Stone City or Stone City Bank that are listed on Exhibit 9.8 (the "Related Agreements") (which Related Agreements are not part of this Agreement but were entered into among the parties thereto concurrently herewith), this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

48

Section 9.9.       Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 9.10.    Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 9.11.    Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

Section 9.12.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 9.13.     Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. There shall be no third party beneficiaries hereof.

Section 9.14.    Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

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IN WITNESS WHEREOF, German American and Stone City have duly executed this Agreement, and the Shareholders have joined in this Agreement solely for purposes of Article VIII hereof, as of the day and year first above written.

GERMAN AMERICAN BANCORP

By: /s/ Mark A. Schroeder Mark A. Schroeder President and Chief Executive Officer

STONE CITY BANCSHARES, INC.

By: /s/ Gary C. Hilderbrand Gary C. Hilderbrand Chairman of the Board and Chief Executive Officer

SHAREHOLDERS

/s/ Gary C. Hilderbrand Gary C. Hilderbrand

/s/ Larry J. Carr Larry J. Carr

/s/ Betty R. Hilderbrand Betty R. Hilderbrand

/s/ Carol J. Loehr Carol J. Loehr

/s/ Robert F. Richards Robert F. Richards

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APPENDIX A

PLAN OF MERGER

The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

1.	The names of each corporation planning to merge (the "Merger") are:

German American Bancorp, an Indiana corporation (the "Surviving Corporation")

Stone City Bancshares, Inc., an Indiana corporation (the "Merging Corporation")

2.            The corporation surviving the Merger is German American Bancorp, the name of which is not changed pursuant to this Plan of Merger.

3.            At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of common stock, par value [$510] per share, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding shall, in the aggregate, be converted into the right to receive an aggregate of (a) ____________ newly-issued shares of common stock of the Surviving Corporation, including the preferred share purchase rights that accompany the common stock of the Surviving Corporation [here insert the number of shares of aggregate Stock Consideration calculated in accordance with Section 1.3 of the Agreement and Plan of Reorganization], and (b) cash in the aggregate amount of [$6,400,000] [or here insert such lesser amount of aggregate Cash Consideration as may be calculated pursuant to Section 1.3] (such newly-issued shares and such cash is hereafter referred to as the "Merger Consideration"). The Merger Consideration shall be allocated among the holders of Merging Corporation Stock as they have elected prior to the time of the closing of the Merger, subject to the allocation provisions of that certain Agreement and Plan of Reorganization between the merging Corporation and the Surviving Corporation dated October __, 2005.

4.            The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

5.            The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

6.            No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $_________. [Here insert the amount required by Section 1.3 of the Agreement and Plan of Reorganization.]

EXHIBIT 1.8(A)(V)

[Legal Opinion of Jenkens Gilchrist on behalf of Stone City]

[CLOSING DATE]

German American Bancorp

The German American Bank

711 Main Street

Jasper, Indiana

Ladies and Gentlemen:

We have acted as special counsel for Stone City Bancshares, Inc., an Indiana corporation ("Stone City") in connection with (a) the Agreement and Plan of Reorganization dated October , 2005 ("Master Agreement"), among German American Bancorp, an Indiana corporation ("German American"), Stone City, and the shareholders of Stone City, and (b) the Plan of Merger between German American and Stone City (together, the "Plan of Merger") (the Master Agreement and the Plan of Merger are referred to collectively herein as the "Merger Documents").

This opinion is being delivered to you pursuant to Section 1.8(a)(v) of the Master Agreement. Terms used herein that are defined in the Merger Documents have the meanings set forth therein unless otherwise defined herein.

A.	Documents Examined.

In rendering this opinion, we have examined originals or copies identified to our satisfaction of the following documents:

1.	the Articles of Incorporation and Bylaws of Stone City, as are currently in effect;

2.            the Articles of Association and Bylaws of Stone City Bank, as are currently in effect;

3.            the records provided to us by Stone City and Stone City Bank of actions by written consent and minutes of meetings of the respective shareholders and Boards of Directors of Stone City and Stone City Bank;

4.	the Merger Documents and all exhibits thereto;

5.            the Articles of Merger of even date herewith, executed by German American and Stone City (the "Articles of Merger")

6.             the Certificate of Merger of even date herewith, (the "Certificate of Merger" and, together with the Merger Documents and the Articles of Merger, the "Transaction Documents"); and

7.            such other documents, instruments and certificates of corporate and public officials as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have relied on certificates of officers of Stone City and Stone City Bank, certificates of public officials and representations made in the Master Agreement as to certain matters of fact relating to this opinion. We have also reviewed such questions of law and have examined such corporate and public records and other instruments as we have deemed relevant, necessary or appropriate as the basis for the opinion contained in this letter.

B.	Opinion

Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

Stone City and Stone City Bank are corporations duly incorporated and existing under the laws of the State of Indiana. Stone City and Stone City Bank each have requisite corporate power and authority to own and operate their respective businesses as we know such business to be now conducted. Stone City has all requisite corporate power and authority to enter into the Merger Documents and to consummate the transactions contemplated by the Merger Documents.

All corporate acts and other proceedings required to be taken by Stone City to authorize the execution, delivery and performance of the Merger Documents have been duly taken. The Master Agreement has been duly executed and delivered by Stone City and constitutes a legal, valid, and binding obligation of Stone City enforceable against Stone City in accordance with its terms.

To the best of our knowledge, neither the execution and delivery by Stone City of the Master Agreement nor the consummation of the transactions contemplated by the Master Agreement will constitute a material default under or material violation of any provision of, nor, to the best of our knowledge will the consummation of the transactions contemplated by the Merger Documents afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of Stone City and Stone City Bank, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract or other commitment or agreement to which Stone City or Stone City Bank is a party or by which either Stone City or Stone City Bank or its property is bound, or any judgment, order, or decree against Stone City or Stone City Bank.

Stone City's authorized capital stock consists of 1,000 shares of common stock, no par value.

Stone City Bank's authorized capital stock consists of 120,000 shares of common stock, $10.00 par value.

To the best of our knowledge, there is no action, suit or proceeding pending or overtly threatened in writing against Stone City or Stone City Bank before or by any court or governmental body which (a) seeks to affect the enforceability of the Merger Documents or challenge the validity or property of the transactions contemplated by the Merger Documents or (b) which is likely, if decided adversely to Stone City or Stone City Bank, to have a material adverse effect on the financial condition, results of operations, or capitalization of Stone City and Stone City Bank taken as a whole.

C.	Comments, Assumptions, Limitations, Qualifications and Exceptions.

The opinions expressed in Section B above are based upon and subject to the further comments, assumptions, limitations, qualifications and exceptions set forth below:

1.            In rendering the opinions set forth in paragraph B.1 as to existence, we necessarily express such opinions as of the date on which applicable certificates were issued by the appropriate governmental authorities and have relied solely on such certificates to determine, as the case may be, the valid existence of Stone City and Stone City Bank, and we have no reason to question the accuracy of such certificates.

2.            Whenever our opinion is based on circumstances "to the best of our knowledge," we have relied exclusively on certificates of officers (after the discussion of the contents thereof with such officers) of Stone City or Stone City Bank or certificates of others as to the existence or nonexistence of the circumstances upon which such opinion is predicated. We have no reason to believe, however, that any such certificate is untrue or inaccurate in any material respect.

3.            We have assumed, without investigation, that each of the parties to the Transaction Documents other than Stone City is duly organized, validly existing and in good standing under the laws of the state of its incorporation or under federal law; that each of the parties to the Transaction Documents other than Stone City has the power to enter into and perform the Transaction Documents; and that the Transaction Documents have been duly authorized, executed and delivered by, and constitutes the valid and binding obligations of each of the parties to the Transaction Documents other than Stone City, enforceable in accordance with their respective terms. We have also assumed that each of the parties to the Transaction Documents other than Stone City has performed (and will perform) all of its obligations under, and is in full compliance with, the Transaction Documents.

4.            We express no opinion as to the validity, binding effect or enforceability of the obligations of Stone City under the Transaction Documents to the extent that the same are or may be subject to, affected or limited by:

(a) applicable liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws and judicially developed doctrines relating to or affecting creditors' rights or the collection of debtors' obligations generally;

(b)          general principles of equity (whether enforceability is considered in a proceeding in equity or at law), including the qualification that the availability of the remedies of specific performance or injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought and including standards of good faith and commercial reasonableness that may be applied by a court to the exercise of certain rights and remedies; or

(c)	public policy.

This firm expresses no opinion with respect to (i) the enforceability of provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, waivers of jury trials, or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law; (ii) the lawfulness of enforceability of exculpation clauses, confession of judgment clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to the foregoing clauses insofar as any of the foregoing are contained in the Transaction Documents; (iii) the enforceability of the indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; (iv) the right of any person or entity to institute or maintain any action in any court or upon matters respecting the jurisdiction of any court); (v) the enforceability of non-competition provisions; or (vi) the enforceability of the Termination Fee provided for in Section ________ of the Agreement. (The enforceability of certain of the remedial, waiver, and other provisions of the Transaction Documents is further subject to applicable federal and state laws, rules, regulations, court decisions, and constitutional requirements in and of the State of Texas and of the United States that may delay, but, in the opinion of this firm, should not materially diminish the practical realization of the benefits intended to be conferred by the Transaction Documents, other than the economic consequences of such delay.)

5.            We have assumed that German American has obtained any and all required federal and state regulatory approvals of the transactions described herein, that any necessary waiting periods have elapsed and that German American is in compliance with any conditions imposed by applicable regulatory authorities with respect to such approvals.

6.            Although we may have acted as counsel to Stone City and Stone City Bank in connection with certain matters other than the transactions contemplated by the Transaction Documents, our engagement is limited to certain matters about which we have been consulted, and consequently, there may exist matters of a legal or factual nature involving Stone City or Stone City Bank in connection with which we have not been consulted and have not represented Stone City or Stone City Bank.

7.            The foregoing opinions are limited to the laws of the State of Texas, and no opinion is expressed herein with respect to the laws of any other jurisdiction, and further, to the extent that the laws of any other jurisdiction may govern the Agreement, we have assumed, with your consent and without independent investigation, that such laws are identical in all respects to the internal laws of the State of Texas. We express no opinion as to the enforceability of any choice of law provision in any agreement or document, and our opinions herein, insofar as they relate to enforceability, are subject to the consequence of the failure of any party to qualify to do business as a foreign corporation or to comply with other registration or licensing laws applicable to a foreign corporation to the extent that the same may be required under any applicable law.

8.            We have assumed, without investigation, (a) the genuineness of all signatures on documents not signed in our presence, (b) the authority of persons signing the documents referred to in the opinions expressed herein on behalf of parties thereto other than Stone City or

Stone City Bank, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (e) the veracity of all documents. We have also assumed the accuracy of the corporate minute books of Stone City and Stone City Bank.

9.            This opinion is rendered based on our interpretation of existing law and is not intended to speak with reference to standards hereinafter adopted or evolved in subsequent judicial decisions by courts. Additionally, we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

10.          This opinion letter is delivered solely for your benefit, and no other party or entity is entitled to rely hereon for any purpose whatsoever without the express prior written consent of this firm. You are hereby notified that (a) we do not consider you to be our client in the matters to which this opinion relates, (b) neither the Texas Code of Professional Responsibility nor current jurisprudence clearly articulates the circumstances under which an attorney may give a legal opinion to a person other than the attorneys' own client, (c) a court might determine that it is improper for us to issue, and for you to rely upon, a legal opinion issued by us when we have acted as counsel to Stone City and Stone City Bank in connection with the transactions described herein, and (d) you may wish to obtain a legal opinion from your own legal counsel as to the matters addressed in this letter. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any other person or entity.

Very truly yours,

JENKENS & GILCHRIST,
a Professional Corporation
By: Authorized Signatory

EXHIBIT 1.8(B)(III)

SUBJECT TO REVIEW AND APPROVAL BY THE ICE MILLER OPINIONS COMMITTEE

[ICE MILLER LETTERHEAD]

[CLOSING DATE]

Stone City Bancshares, Inc.

1502 I Street

Bedford, Indiana 47421

Ladies and Gentlemen:

We have acted as special Indiana counsel for German American Bancorp, an Indiana corporation ("German American") in connection with that certain Agreement and Plan of Reorganization (the "Master Agreement") dated October , 2005, among German American, Stone City Bancshares, Inc., an Indiana corporation ("Stone City"), and certain shareholders of Stone City (the "Shareholders"), and the Plan of Merger (the "Plan of Merger") between German American and Stone City (the Plan of Merger and Master Agreement together, the "Merger Documents"). This opinion is being delivered to you at the request of German American pursuant to Section 1.8(b)(iii) of the Master Agreement. Capitalized terms used in this opinion letter that are not specifically defined herein have the meanings ascribed to them in the Merger Documents.

Except as described in this letter, we are not generally familiar with German American's business, records, transactions, or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibits A and B and that otherwise has been brought to our attention by a certificate executed and delivered to us by an officer of German American in connection with this opinion letter. Our representation of German American is limited to the transactions contemplated by the Merger Documents and other matters specifically referred to us by German American.

In rendering our opinion, we have examined and relied upon the Merger Documents and we have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof (collectively, the "Authorization Documents").

In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana.

We have relied upon and assumed the truth and accuracy of the representations, certifications and warranties made in the Merger Documents and the Authorization Documents, and have not made any independent investigation or verification of any factual matters stated or represented therein; provided, however, that such reliance and assumption would not be applicable to the extent we have actual knowledge that any such representation, certification or warranty made by German American is in any material way inaccurate or incorrect. Whenever our opinion or confirmation herein with respect to the existence or absence of facts is indicated to be based upon our knowledge or belief, it is intended to signify that, during the course of our representation of German American no information has come to the attention of the attorneys who participated in the representation which would give them actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of German American.

In rendering this opinion letter to you, we have assumed with your permission:

(a)                 The genuineness of all signatures, the legal capacity and competency of natural persons executing the Merger Documents and the Authorization Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)                 The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Merger Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c)                  Stone City (i) has been duly organized, is validly existing, and where applicable is in good standing under its jurisdiction of incorporation or organization, (ii) has full corporate or other organizational power and authority to enter into, execute, deliver, receive and perform its obligations under each of the Merger Documents, and (iii) is qualified, to the extent that qualification is necessary, and authorized to do business in the State of Indiana.

(d)                 The entry into, execution, delivery, receipt, and performance of the Merger Documents by Stone City have been duly authorized by all requisite action on the part of such parties.

(e)                 Each of the Merger Documents has been or will be duly entered into, executed, received and delivered by each party thereto other than German American, and upon such execution and delivery constitutes the legal, valid and binding obligation of each such party, so that all of such instruments have mutuality of binding effect.

(f)                  The execution and delivery of the Merger Documents by all parties thereto were and are free of intentional or unintentional mistake, misrepresentation, concealment, fraud, undue influence, duress or criminal activity.

(g)                 Each of the Merger Documents has been appropriately completed, executed and delivered in the forms submitted to us for review, with all appropriate schedules and exhibits attached and all blanks appropriately filled in, and where necessary, all acknowledgements duly completed before a licensed notary public.

(h)                 All terms and conditions of, or relating to, the transactions described in the Merger Documents are correctly and completely contained in the Merger Documents; the Merger Documents have not been amended or modified by oral or written agreement or by conduct of the parties; there are no other agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement, qualify or render invalid or unenforceable any of the terms and provisions of the Merger Documents that are opined on herein.

(i)                  The Authorization Documents are accurate and have not been amended or rescinded.

(j)                  The execution, delivery and performance of the Merger Documents by all parties thereto (except German American) do not and will not contravene, conflict with, violate or result in a breach of, or constitute a default under (i) any term or provision of any organizational document of that party; (ii) any law, statute or ordinance of any jurisdiction, (iii) any approval, consent, license, order, writ, judgment, injunction or decree of any court, arbitrator, administrative agency or other governmental authority, or (iv) any indenture, trust agreement, mortgage, deed of trust, agreement, lease, ground lease or other instrument applicable to that party or by which that party or any of its property or assets is bound.

(k)                 All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

Based on the foregoing and upon such investigations as we have deemed necessary, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.            German American is a corporation duly incorporated and validly existing under the laws of the State of Indiana, for which the most recent required biennial report has been filed with the Indiana Secretary of State and no Articles of Dissolution appear as filed in the Indiana Secretary of State's records. German American has all requisite corporate power and corporate authority under Indiana law to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted, to execute and deliver the Merger Documents, and to perform its obligations under and to consummate the transactions contemplated by the Merger Documents.

2.            The execution and delivery of the Merger Documents by German American, the performance of German American's obligations under and the consummation of the Merger contemplated by the Merger Documents have been duly authorized by all requisite corporate action on the part of German American. The Merger Documents have been duly executed and delivered by German American. Each of the Merger Documents constitutes the legal, valid and binding obligation of German American, and is enforceable against German American in accordance with its terms.

3.            To our knowledge, the execution and delivery by German American of the Merger Documents do not, and the performance by German American of the transactions contemplated thereby will not (a) conflict with or violate any provision of German American's Articles of Incorporation or Bylaws, or (b) to our knowledge, (i) based solely on the Officer's Certificate, conflict with or violate or result in a breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of a lien, charge or encumbrance upon any of the properties or assets of German American pursuant to, any material contract or agreement to which German American is a party or by which any of its properties is bound, or (ii) conflict with or violate any judgment, order, writ, injunction or decree binding on German American. For the purposes of this opinion, "material contract or agreement" means any of the mortgages, indentures, guaranties, instruments, contracts, and agreements identified to us as material by German American and listed on Exhibit B attached hereto.

4.            Except as set forth in the Merger Documents, to our knowledge, the execution and delivery by German American of the Merger Documents and the performance by German American of the transaction(s) contemplated thereby, do not require German American to obtain the consent or approval of or authorization by, or to make any registration or filing with, any governmental authority or regulatory body of the State of Indiana.

5.            German American's authorized capital stock consists of 20,000,000 shares of common stock, no par value, $1 stated value ("German American Common"), and 500,000 shares of preferred stock, $10.00 par value.

6.            The shares of German American Common that are to be issued to the shareholders of Stone City pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of the Merger Documents, will be validly issued, fully paid and nonassessable.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation.

A.           The legality, validity and enforceability of the Merger Documents and the opinion expressed in paragraph 2 above may be limited or otherwise affected by:

(i)           bankruptcy, insolvency, reorganization, liquidation, readjustment of debt, receivership, moratorium, fraudulent conveyance, equitable subordination, equity of redemption, recharacterization or other similar legal principles now or hereafter in effect governing or affecting the rights and remedies of debtors and creditors generally, or general principles of equity, regardless of whether considered in a proceeding at law or in equity; and

(ii)          the concepts of good faith and fair dealing, materiality and reasonableness, regardless of whether considered in a proceeding at law or in equity.

Notwithstanding the foregoing and without limiting the generality of the foregoing exceptions, we express no opinion with respect to (a) the availability of the remedies of specific performance or injunctive relief, (b) the availability of ex parte remedies and other self help or non judicial relief, (c) set-off rights, or (d) the legality, validity, binding effect, or enforceability of provisions that provide for an event of default or availability of remedies predicated solely upon commencement of bankruptcy, reorganization or similar proceedings with respect to any party.

B.           We wish to advise you that under Indiana law, contractual indemnification and hold harmless provisions seeking to cover the indemnified party's own negligence, strict liability or other acts or omissions may not be enforceable to the extent the contract does not clearly and unequivocally specify that the indemnity or exculpation covers claims, losses, expenses or other liabilities arising or alleged to arise, in whole or in part, from the negligence, strict liability or other acts or omissions of the indemnified party. At least one Indiana case, Wilson Leasing Co. v. Gadberry, 437 N.E.2d 500 (Ind. Ct. App. 1982), states that indemnification clauses generally are strictly construed and that the terms must be set forth clearly and unequivocally. Another Indiana case, Powell v. American Health Fitness Center, 694 N.E.2d 757 (Ind. Ct. App. 1998), states that exculpatory clauses must both specifically and explicitly refer to the negligence of the party seeking release from liability. Further, indemnification or exculpation as against certain claims, losses, expenses, or other liabilities arising as the result of the indemnified party's violation of federal or state statutes, or the indemnified party's own tort liability when performing a public or quasi-public duty, or other acts or omissions, may be considered contrary to public policy and therefore invalid and/or unenforceable. Our opinion set forth in paragraph 2 above is limited by and subject to the Wilson Leasing and Powell decisions and these principles.

C.           Without limiting the generality of any other exception, limitation or qualification, we express no opinion in this letter with respect to (i) the application of any law, statute, rule or regulation relating to the environment, health or safety; (ii) any law, statute, rule, or regulation that may apply to any party as a result of its activities in the State of Indiana that are not directly related to the transactions contemplated by the Merger Documents; (iii) the enforceability of any provisions of the Merger Documents pertaining to consent to jurisdiction in so far as it relates to Federal courts or agreements stating that failure to exercise or delay in exercising rights will not operate as a waiver of the right or remedy; (iv) the enforceability of any provisions of the Merger Documents to the extent that any recovery of attorneys' fees is not limited to reasonable attorneys' fees; or (v) the validity or enforceability of any purported waiver or purported consent relating to any other rights of any party, or duties owed to any of them, existing as a matter of law, including without limitation the purported waiver of any party's right to a jury trial.

D.           We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities and special political subdivisions.

E.            We express no opinion as to the applicability to the transactions contemplated by the Merger Documents of Section 548 of the United States Bankruptcy Code or Ind. Code 32-18-2 relating to fraudulent transfers or obligations, and the opinions expressed herein are limited by and subject to the application of these statutes.

F.            In rendering the opinions expressed above, we have not undertaken any investigation of the business, property or affairs of German American or any other party to the Merger Documents. We have not considered and do not express an opinion with respect to the performance by German American of its covenants and agreements in the Merger Documents to operate its business in any specified manner.

G.           We express no opinion as to whether the execution, delivery or performance by German American of any Merger Documents will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of German American.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

We are informed that you are relying on this opinion letter in connection with the consummation of the actions and transactions contemplated by the Merger Documents. The foregoing opinion shall not be relied upon for any other purpose or by any party other than Stone City. The use or reliance upon this opinion letter by any other person or entity without our prior written consent is strictly prohibited.

Very truly yours,

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.

Articles of Incorporation of German American, as certified by the Indiana Secretary of State on _____________ to be a true and complete copy of the Articles of Incorporation of German American, as amended;

2.	Bylaws of German American, as certified by the Secretary of German American as of ______________, 2005 to be a true and complete copy of the Bylaws of German American;
3.	Resolutions of the Board of Directors of German American certified by the Secretary of German American as of ______________, 2005;
4.	Certificate of the Secretary of German American dated ______________, 2005 as to certain factual matters; and
5.	Certificate of Existence for German American ("Certificate of Existence") issued by the Indiana Secretary of State, dated _______________.

EXHIBIT B

MATERIAL CONTRACTS

"Material Contracts" means the material contracts of German American, as identified in the following reports of German American filed with the Securities and Exchange Commission: (a) Form 10-K for the fiscal year ended December 31, 2004, as amended, (b) Form 10-Q for the fiscal quarter ended March 31, 2005, [and] (c) Form 10-Q for the fiscal quarter ended June 30, 2005[, and _________________].

EXHIBIT 9.8

RELATED AGREEMENTS

Retirement Agreement by and among Stone City Bank, Stone City Bancshares, Inc., German American Bancorp and Carol H. Barnhart.

Confidentiality and Non-Disparagement Agreement by and between German American Bancorp, Stone City Bank and Carol H. Barnhart.

First Amendment to the Stone City Bancshares, Inc. Split Dollar Agreement Dated January 13, 2002 for the Carol H. Barnhart Irrevocable Trust by and between Stone City Bancshares, Inc. and R. Stephen Barnhart, as Trustee for the Carol H. Barnhart Irrevocable Trust.

Acknowledgement and Waiver by Carol H. Barnhart.

Mutual Termination Agreement by and among Stone City Bank, Stone City Bancshares, Inc., German American Bancorp and Betty R. Hilderbrand.

Acknowledgement and Waiver by Betty R. Hilderbrand.

Confidentiality and Non-Disparagement Agreement by and between German American Bancorp, Stone City Bank, Stone City Bancshares, Inc. and Betty Hilderbrand.

Retirement Agreement by and among Stone City Bank, Stone City Bancshares, Inc., German American Bancorp and Gary C. Hilderbrand.

Confidentiality and Non-Disparagement Agreement by and between German American Bancorp, Stone City Bank and Gary C. Hilderbrand.

First Amendment to the Stone City Bank Split Dollar Agreement Dated August 1, 2000 for the Gary C. Hilderbrand Irrevocable Trust by and between Stone City Bank and ___________________ as Trustee for the Gary C. Hilderbrand Irrevocable Trust.

Acknowledgement and Waiver by Gary C. Hilderbrand.

Acknowledgement and Waiver by Larry Carr.

Revenue Neutral Modification Agreement by and among Stone City Bank, Stone City Bancshares, Inc., German American Bancorp and Paul Patton.

First Amendment to the Stone City Bank Split Dollar Agreement Dated April 23, 1999 for Paul Patton by and between Stone City Bank and Paul Patton.

Acknowledgement and Waiver by Paul Patton.